UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a)

Of The Securities Exchange Act Of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Embarq Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 26, 2007

The annual meeting of shareholders of Embarq Corporation will be held at 10:00 a.m. (Central Time) on Thursday, April 26, 2007, at the Overland Park Convention Center, 6000 College Boulevard, Overland Park, Kansas, for the following purposes:

1.	To elect 8 directors to serve 1-year terms;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year; and

3.	To take action on any other business that properly comes before the meeting and any adjournments or postponements of the meeting.

Shareholders of record at the close of business on March 5, 2007 may vote at the annual meeting and at any adjournment of the meeting. In connection with our solicitation of proxies for the annual meeting, we are mailing this proxy statement, proxy card and Annual Report on Form 10-K to shareholders on or about March 15, 2007. Please vote in one of the following ways:

1.	Use the toll-free number shown on your proxy card;

2.	Visit our website, www.embarq.com, on the Shareholder Services page of our Investor Relations section to vote via the internet;

3.	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; or

4.	Vote in person at the meeting.

Your vote is very important. Please vote using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

By order of the Board of Directors,

Claudia S. Toussaint
Vice President and Corporate Secretary

March 15, 2007

COMMON QUESTIONS REGARDING OUR ANNUAL MEETING

AND PROXY STATEMENT

Why did I receive these proxy materials?

Our Board of Directors is soliciting your proxy so that as a shareholder you will have the opportunity to vote on matters that will be presented at our 2007 annual meeting of shareholders. This proxy statement provides you with information on these matters to assist you in voting your shares.

What is the purpose of this meeting?

At the annual meeting, our shareholders will be asked to:

•	Elect 8 directors to serve for a 1-year term (Proposal 1);

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2007 fiscal year (Proposal 2); and

•	Take action on any other business that properly comes before the annual meeting and any adjournment or postponement of the annual meeting.

How does a proxy work?

When you complete and return your enclosed proxy card, you authorize the individuals listed on the proxy card, who were appointed by our Board of Directors, to vote your shares at the annual meeting in the manner you direct.

Who may vote at the meeting?

You may vote at the annual meeting if you own shares of our common stock at the close of business on the record date, March 5, 2007.

How do I vote my shares?

If you are a “shareholder of record,” you may vote:

•	By returning your proxy card;

•	Over the telephone or via the Internet; or

•	In person at the meeting.

Your enclosed proxy card includes specific instructions for voting your shares. Our electronic voting procedures are designed to authenticate your identity and to ensure that your votes are accurately recorded.

If you hold your shares in “street name,” please vote your shares by following the instructions provided by your broker, bank, trustee or nominee, which are enclosed with these materials.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how you hold your shares. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust, or other nominee as a custodian, your shares are held in “street name.” Shares held in an Embarq Retirement Savings Plan are held in “street name.”

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., in trust, or custodial accounts) or in multiple accounts. If your shares are held in street name, you will receive a proxy card or other voting information from your broker (which should be enclosed with these materials). You should vote on, sign and return each proxy card you receive by following the instructions for each card.

What is a quorum for the annual meeting?

The presence in person or by proxy of the holders of common stock representing a majority of the issued and outstanding shares of our common stock entitled to vote on the record date will constitute a quorum. On our record date, March 5, 2007, there were 150,648,816 shares of common stock outstanding and entitled to vote at our annual meeting. Shares of common stock represented by a properly completed proxy card will be counted as present for purposes of determining a quorum, without regard to whether the proxy card indicates that a shareholder is voting or abstaining.

What vote is needed to approve each proposal?

Proposal 1 - Election of Directors

In an uncontested election, a director nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that director nominee. A “majority” means that the number of votes cast “FOR” a director nominee’s election exceeds the number of abstentions and votes cast as “WITHHOLD” for that particular director nominee. If an incumbent director is not re-elected in an uncontested election and no successor is elected at the same meeting, the director must submit an offer to resign.

In a contested election, which occurs when the number of director nominees exceeds the number of open seats on the Board of Directors, director nominees will be elected by a plurality of the shares represented at the meeting. A “plurality” means that the open seats on the Board of Directors will be filled by those director nominees who received the most affirmative votes, regardless of whether those director nominees received a majority of the votes cast with respect to their election.

You may vote for director nominees by:

•	Casting your vote in favor of all nominees;

•	Withholding your vote from all nominees; or

•	Withholding your vote from a specific nominee.

Proposal 2 - Ratification of Independent Registered Public Accounting Firm

Proposal 2 must be approved by a majority of votes cast in person or by proxy.

What happens if I abstain or withhold my vote on a proposal?

Votes withheld and abstentions will be treated as votes cast against a proposal.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all 8 director nominees.

Proposal 2 —	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our 2007 fiscal year.

Is my vote confidential?

Your vote will be kept confidential from our directors, officers and employees except for certain limited exceptions, including where we are required to disclose votes for legal reasons or in the event of a contested election. However, if you include a comment or question on your proxy card, a copy of the card will be sent to us.

What if I do not specify a choice when returning a proxy card?

If you return your signed proxy card without indicating how you want your shares to be voted, your shares will be voted for the election of each of the director nominees designated by the Board of Directors; and for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our 2007 fiscal year. Proxy cards that are returned without a signature will not be counted as present at the annual meeting and cannot be voted.

How can I revoke my proxy?

You may revoke your proxy by:

•	Giving written notice to our Corporate Secretary;

•	Delivering a later-dated, properly executed proxy card; or

•	Voting in person at the meeting.

Where can I view proxy materials on the Internet?

You may view our proxy and annual meeting materials on our website, www.embarq.com, in the Investor Relations section. If you would like to review all future annual reports and proxy statements on the Internet instead of receiving them by mail, please vote via the Internet, using the procedures described below, and follow the instructions provided after you vote.

How can I attend or view the annual meeting?

You may attend the meeting in person. If you plan to attend, please check the appropriate box on your proxy card or on the on-line voting form. To attend, you must bring proof of ownership to the meeting such as a brokerage account or a Direct Registration statement showing that you owned Embarq common stock on March 5, 2007. Seating is limited and it will be available on a first-come, first-served basis.

You may also view the meeting via live webcast on our website, www.embarq.com, on the Presentations and Webcasts page of our Investor Relations section. An archived replay will be available on our website for 2 weeks after our annual meeting.

Who pays for the cost of this proxy solicitation?

We will pay the cost and expenses of printing and mailing this proxy statement and soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks and other financial institutions and nominees for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, fax, personal interviews or other methods of communication. If we hire a proxy solicitation firm, we will pay those costs and expenses as well.

How do I obtain a separate set of proxy materials if I share an address with other shareholders?

As permitted by Securities and Exchange Commission, or SEC, rules, we have delivered a single copy of our annual report and proxy statement to shareholders residing at the same address, unless you provided instructions to the contrary in response to a notice previously mailed to you. If you prefer to receive your own copy of these materials, please send a written request to Embarq Shareholder Relations, 5454 W. 110th Street, Overland Park, KS, 66211 or call 866-591-1964.

If you prefer to receive your own copy of proxy materials in the future, and you are a holder of record, please contact Embarq Shareholder Relations. If a bank, broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings.

If you share a household address with another shareholder, and you received duplicate mailings of the proxy materials this year, you may request that your household receive a single set of proxy materials in the future. If you are a record holder, please contact our transfer agent, UMB Bank, n.a., at 866-591-1964, Option #1. If a broker or other nominee holds your shares, contact your bank, broker or nominee.

PROPOSAL 1 - ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Our Board of Directors consists of 8 directors. If elected, each of our director nominees will serve until the 2008 annual meeting or until a successor has been elected and qualified. If any of the 8 nominees becomes unavailable for election, the persons named on the proxy card as proxies may vote for other nominees selected by the Board of Directors or by the named proxies.

Each of our 8 director nominees has served on our Board of Directors since May 1, 2006.

Our Board of Directors recommends that you vote FOR the election of the 8 director nominees in this Proposal 1.

Nominees for Director

    Peter C. Brown, 48, is Chairman, Chief Executive Officer and President of AMC Entertainment Inc., a theatrical exhibition company. He has served as Chairman and Chief Executive Officer of AMC since July 1999 and as President of AMC since January 1997. He began his career with AMC in 1990 and became Senior Vice President and Chief Financial Officer in 1991. He served as Co-Chairman of the Board from May 1998 through July 1999 and as Executive Vice President from August 1994 to January 1997. Mr. Brown serves as a director of Midway Games, Inc. and National CineMedia, Inc.

    Steven A. Davis, 48, is Chairman and Chief Executive Officer of Bob Evans Farms, Inc., a restaurant company. He has served as Chief Executive Officer since May 2006 and Chairman since November 2006. From October 2004 to May 2006, he served as President of the Long John Silvers and A&W Restaurants division and Multi-Branding for YUM! Brands, Inc., an international restaurant company. He held various positions of increasing responsibility with YUM! Brands companies beginning in 1993.

    Daniel R. Hesse, 53, is Chairman, President and Chief Executive Officer of Embarq. He served as Chief Executive Officer of Sprint Nextel Corporation’s local telecommunications division from June 2005 until May 2006. From March 2000 to June 2004, he served as Chairman, President and Chief Executive Officer of Terabeam Corp., a Seattle-based communications company. From 1997 until 2000, he served as President and Chief Executive Officer of AT&T Wireless Services, a division of AT&T. Mr. Hesse serves as a director of Nokia Corporation and VF Corporation.

    John P. Mullen, 51, is Chief Executive Officer of DHL Express, an international express delivery company. He has served as Chief Executive Officer since September 2006, and has served as a member of the Management Board of Deutsche Post World Net, the parent company of DHL, since January 2005. Mr. Mullen served as Joint Chief Executive of DHL from 2005 to 2006, and held various leadership positions with DHL and its predecessor companies beginning in 1990.

    William A. Owens, 66, is Managing Director, Chairman and CEO of AEA Holdings Asia, a private equity fund. Mr. Owens served as Vice Chairman, President and Chief Executive Officer of Nortel Networks Corporation, a global supplier of communications equipment, from 2004 to 2005 and as Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from 1998 to 2003. He also served in the U.S. military from 1962 until 1996 holding various key leadership positions, including Vice Chairman of the Joint Chiefs of Staff. Mr. Owens serves as a director of DaimlerChrysler AG, Polycom, Inc. and Wipro Limited.

    Dinesh C. Paliwal, 49, is Chairman and Chief Executive Officer of ABB Inc., a power and automation technology company. He has served as Chairman and Chief Executive Officer since January 2004, and as President, Global Markets & Technology, of ABB Ltd., the parent company of ABB Inc., since January 2006. He has served as a member of the ABB Group Executive Committee, ABB Ltd., since January 2001. From October 2002 to December 2005, Mr. Paliwal was President of

ABB Automation Technology Worldwide. From January 2001 to October 2002, he served as President of ABB Process Industries. Mr. Paliwal has been with ABB for over 20 years in various leadership positions.

    Stephanie M. Shern, 59, is the founder of Shern Associates LLC, a company founded in February 2002 that provides business advisory and retail consulting services. Mrs. Shern served as Senior Vice President of Kurt Salmon Associates, a retail consulting and business advisory firm, from 2001 to February 2002. Mrs. Shern held various positions with Ernst & Young, LLP from 1969 to 2001, including Vice Chairman and Global Director of Retail and Consumer Products. Mrs. Shern also serves as a director of GameStop Corp., Royal Ahold NV and The Scotts Miracle-Gro Company.

    Laurie A. Siegel, 51, is Senior Vice President of Human Resources and Internal Communications for Tyco International Ltd., a global, diversified manufacturing and service company. She has held this position since January 2003. Before joining Tyco, she held various positions with Honeywell International Inc. from September 1994 to December 2002, including Vice President of Human Resources—Specialty Materials.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines, adopted by our Board of Directors, embody our commitment to responsible and responsive corporate governance and are available at www.embarq.com/governance/documents/. You may also obtain a copy of the guidelines free of charge by writing to: Corporate Secretary, Embarq Corporation, 5454 W. 110th Street, Overland Park, Kansas 66211.

Director Independence

Our Corporate Governance Guidelines require that at least 2/3 of our directors be independent in accordance with the listing standards of the New York Stock Exchange, or NYSE. Our Board of Directors annually examines and makes a determination of each director’s independence based on criteria set forth in our Corporate Governance Guidelines, as well as the NYSE listing standards. Our Board of Directors considers all relevant circumstances when examining director independence.

Several of our directors are employed by companies with which we do business in the ordinary course, either as a service provider, a customer or both. As required under the NYSE listing standards and our Corporate Governance Guidelines, our Board of Directors examined the amount spent by Embarq with those companies and by those companies with Embarq. Because in all cases the amount spent fell far below the threshold established in the NYSE listing standards and in our Corporate Governance Guidelines, our Board of Directors concluded that the amounts spent did not create a material relationship with us that would interfere with the exercise by any of these directors of his or her independent judgment.

Our Board of Directors also examined our directors’ memberships on other public company boards and private company, civic and not-for-profit boards, as well as those memberships of our executive officers, and did not find any relationships which our Board of Directors believed would prevent any director from exercising his or her independent judgment. Similarly, our Board of Directors examined the charitable donations we have made since May 2006 and did not find any donations that our Board of Directors believed would prevent any director from exercising his or her independent judgment.

After considering all relevant circumstances, our Board of Directors determined that all of our current directors and director nominees are independent under the NYSE listing standards and our Corporate Governance Guidelines, except for Daniel R. Hesse, our Chairman, President and Chief Executive Officer, or as we refer to him throughout this proxy statement, our CEO.

Lead Independent Director

Our Board of Directors annually designates an independent director to serve as Lead Independent Director as part of our efforts to ensure good corporate governance. Our Lead Independent Director oversees and coordinates the independent directors’ activities, facilitates our Board’s oversight of management and ensures an appropriate flow of information between our Board and management. The Lead Independent Director’s responsibilities are described in detail in our Corporate Governance Guidelines.

Director Nomination Process

Our Nominating and Corporate Governance Committee considers and recommends to our Board of Directors candidates for election to the Board of Directors, and nominees for committee memberships and committee Chairs. Each member of the Committee participates in the review and discussion of director candidates. In addition, directors who are not on the Committee may meet with and evaluate the suitability of candidates. The full Board makes final determinations on director nominees.

When selecting candidates, our Nominating and Corporate Governance Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to our company and evaluates each candidate on the following qualifications, among others: (1) character, including a reputation for personal integrity and adherence to high ethical standards, (2) judgment, (3) knowledge and experience in leading a successful company, business unit or other institution, (4) independence from Embarq and our management, (5) an ability to contribute diverse views and perspectives, (6) business acumen and (7) the ability and willingness to devote the time and attention necessary to be an effective director – all in the context of the Committee’s assessment of the Board of Directors’ needs at that point in time. Candidates also must demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all our shareholders rather than those of a specific constituency.

The Nominating and Corporate Governance Committee retains an independent, nationally recognized executive search firm to assist it with identifying, evaluating and recruiting new directors. Our Nominating and Corporate Governance Committee recommended, and our Board of Directors nominated, each director nominee included in this proxy statement. We did not receive any shareholder recommendations for director candidates in connection with our 2007 annual meeting of shareholders.

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders using the same criteria applied to other candidates. Shareholders may send their recommendations for director candidates to: Board Communications Designee, Embarq Corporation, 5454 W. 110th Street. Overland Park, KS 66211, or send an e-mail to BoardInquiries@embarq.com.

If you wish to nominate a person for election to our Board of Directors at the 2008 annual meeting of shareholders, our Bylaws require you to notify us in writing no earlier than 150 days (October 17, 2007) and no later than 120 days (November 16, 2007) before March 15, 2008, which is the first anniversary of the mailing of materials for our 2007 annual meeting.

Shareholder Communications

Our Board of Directors values our shareholders’ views and any shareholder or other interested party who wishes to communicate with our Board of Directors, the Lead Independent Director or the other non-employee directors can contact the Board of Directors by writing to: Board Communications Designee, Embarq Corporation, 5454 W. 110th Street. Overland Park, KS 66211, or send an e-mail to Boardinquiries@embarq.com.

Our Board of Directors has instructed our Board Communications Designee to examine incoming communications to determine whether the communications are relevant to our Board’s roles and responsibilities. Our Board of Directors has asked our Board Communications Designee to discard the following types of communications: spam, business solicitations and advertisements, resumes, and any threatening or hostile materials. Our Board Communications Designee will forward any service inquiries or complaints to the appropriate groups within Embarq for processing and response.

Our Board Communications Designee will review all appropriate communications and report those communications to the Chair or the full Nominating and Corporate Governance Committee, the full Board of Directors, or the independent directors as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source. Communications relating to our accounting, internal accounting controls, or auditing matters will be referred promptly to the Audit Committee Chair.

Director Attendance at Annual Meetings

Our Board of Directors believes it is important for directors to make themselves available to our shareholders by attending our annual meetings of shareholders. Our Board has adopted a policy under which each director is expected to attend our annual meeting of shareholders unless an unavoidable circumstance or pre-existing conflict prevents him or her from doing so. Because we were a wholly-owned subsidiary of Sprint Nextel Corporation until May 17, 2006, we did not hold an annual meeting of shareholders in 2006.

Director Stock Ownership Guidelines

We have established stock ownership guidelines for our non-employee directors. These guidelines require each non-employee director to own Embarq securities equal to 5 times his or her annual cash retainer. Directors have 5 years from their initial election or appointment to the Board of Directors to comply with these requirements. We believe these guidelines focus our directors on increasing shareholder value.

Code of Ethics

Our Board of Directors has adopted a code of ethics, which we call the Embarq Code of Conduct, which applies to all our employees, including our executive officers, and directors. You can view the Embarq Code of Conduct on our website at www.embarq.com/governance/ethics/ and you may obtain a copy of the Embarq Code of Conduct free of charge by writing to: Corporate Secretary, Embarq Corporation, 5454 W. 110th Street, Overland Park, Kansas 66211.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

Board Committees

The Board of Directors has established 3 standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee – to assist it with carrying out its duties effectively. These committees meet regularly and report to the full Board on their activities. Each committee has a written charter, which you can view on our website at www.embarq.com/governance/committee/charters. You may also obtain a copy of any charter free of charge by writing to: Corporate Secretary, Embarq Corporation, 5454 W. 110th Street, Overland Park, Kansas 66211.

Board and Committee Meetings

Between May 2006 and December 31, 2006, the full Board of Directors held 5 meetings, the Audit Committee held 8 meetings, the Compensation Committee held 7 meetings and the Nominating and Corporate Governance Committee held 2 meetings. During this period all directors attended at least 75% of the board meetings or the meetings of the committee(s) on which he or she served.

Committee Membership

The following table shows the current membership for each of our 3 standing committees:

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Stephanie M. Shern (Chair)*	William A. Owens (Chair)	Laurie A. Siegel (Chair)
Peter C. Brown*	Peter C. Brown	Dinesh C. Paliwal
Steven A. Davis	Laurie A. Siegel	Stephanie M. Shern
John P. Mullen

*Denotes audit committee financial expert

The duties and membership of each committee are described below.

Audit Committee

Our Audit Committee is comprised of 4 non-employee directors, all of whom our Board of Directors has determined are independent under the NYSE listing standards, our Corporate Governance Guidelines and applicable SEC rules. Our Board of Directors has also determined that both Peter C. Brown and Stephanie M. Shern qualify as an “audit committee financial expert,” as that term is defined by applicable SEC rules, and that each member of the Audit Committee is “financially literate” within the meaning of the NYSE listing standards.

Consistent with the NYSE listing standards, our Corporate Governance Guidelines limit to 2 the number of public company audit committees in addition to our Audit Committee on which our Audit Committee members may serve without the review and approval of our Board of Directors. Mrs. Shern currently serves on the audit committees of 3 public companies in addition to serving on our Audit Committee. Our Board of Directors has discussed with Mrs. Shern her audit committee memberships and has evaluated the demands on her time. Based on these discussions, our Board of Directors has concluded that Mrs. Shern’s service on 3 other public company audit committees does not impair her ability to serve effectively on our Audit Committee and act as our Audit Committee Chair.

Our Audit Committee’s primary duties are to assist our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	The integrity of our financial statements and related disclosures;

•	Our compliance with legal and regulatory requirements;

•	Our independent registered public accounting firm’s qualifications and independence;

•	The performance of our independent registered public accounting firm and internal audit function; and

•	Our ethics and compliance program.

Audit Committee Report

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2006 with Embarq’s management and has also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61—Communication with Audit Committees), as amended, relating to our independent registered public accounting firm’s judgment about the quality of our accounting principles, judgments and estimates, as applied in our financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the firm’s independence from our company and our subsidiaries and we have discussed with our independent registered public accounting firm its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Embarq’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee

Stephanie M. Shern, Chair

Peter C. Brown

Steven A. Davis

John P. Mullen

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of 3 non-employee directors, all of whom our Board of Directors has determined are independent under the NYSE listing standards and our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee’s primary duties are to ensure that we have effective corporate governance policies and procedures, an effective Board of Directors and effective Board evaluation and director selection and nomination processes. Our Nominating and Corporate Governance Committee:

•	Identifies candidates qualified to become directors;

•	Recommends to the Board of Directors nominees for the next annual meeting of shareholders;

•	Recommends to the Board of Directors nominees for each Board committee; and

•	Develops, reviews and recommends to the Board of Directors corporate governance policies and practices.

Our Nominating and Corporate Governance Committee is also responsible for implementing our Related Persons Transaction Policy, as adopted by the Board of Directors. This written policy provides that our Nominating and Corporate Governance Committee will review any contemplated or planned transaction with us or any of our controlled subsidiaries where (1) one of our directors, executive officers, 5% shareholders, or any of their immediate family members has a material interest, and (2) the amount involved exceeds $100,000. The Nominating and Corporate Governance Committee will review the relevant details of the transaction submitted to it under the policy and may approve only those transactions it finds to be consistent with the best interests of Embarq and our shareholders.

Compensation Committee

Our Compensation Committee is comprised of 3 non-employee directors, all of whom our Board of Directors has determined are independent under the NYSE listing standards and our Corporate Governance Guidelines, and meet the definition of a “non-employee director” in the SEC rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Our Compensation Committee’s responsibilities are described in detail in its charter and include, among others, the responsibility to:

•	Oversee the review of the CEO’s performance and set his compensation, subject to input from and ratification by the independent directors;

•	Review management’s assessment of the performance of our senior officers and set their compensation;

•	Develop and oversee our executive compensation programs and approve goals and objectives relevant to executive compensation, including CEO and executive officer compensation;

•	Design and administer our incentive compensation plans, equity-based compensation plans, and employee benefits plans;

•	Advise our Board of Directors regarding non-employee director compensation;

•	Oversee succession planning and our executive and director stock ownership guidelines; and

•	Review our executive compensation disclosure in our public filings.

Our Compensation Committee regularly consults with members of management, including our CEO and Senior Vice President - Human Resources, as well as its outside compensation and other advisors. Our Compensation Committee considers the perspectives and recommendations of management and its outside advisors and exercises its independent judgment to make compensation decisions or recommendations to the Board of Directors, as appropriate. The Compensation Committee regularly meets in executive session and the Compensation Committee Chair regularly reports the Committee’s activities to the Board of Directors. Our method for designing our 2006 compensation program is discussed in greater detail in “Compensation Discussion and Analysis.”

Our Compensation Committee is permitted by its charter to delegate its authority to sub-committees and to retain, determine the fees for and terminate compensation advisors and other advisors to assist the Committee. Our Compensation Committee has delegated certain general administrative tasks involving our compensation and benefits programs to members of our human resources department and to our Employee Benefits Committee, which is comprised of members of management.

In connection with our spin-off from Sprint Nextel in May 2006, our Compensation Committee retained Deloitte Consulting as its outside compensation advisor, and the Sprint Nextel Human Capital and Compensation Committee, or as we refer to it, the Sprint Nextel Committee, retained Frederic W. Cook & Co. as its outside compensation advisor, to assist in the design of our 2006 compensation program. Our Compensation Committee also consulted with other outside advisors, including outside tax and legal counsel, and our accounting and tax departments with respect to the accounting and tax consequences of certain design features of our 2006 compensation program.

In the fall of 2006, our Compensation Committee conducted a formal request for proposal process and directly retained Korn/Ferry Executive Compensation Advisors as its outside compensation advisor to advise it regarding future compensation decisions. Korn/Ferry provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions. Our Compensation Committee reviews the total fees paid to the compensation advisor and regularly evaluates relationships between management and the compensation advisor. Korn/Ferry has not provided and does not provide other services to us.

Compensation Committee Interlocks and Insider Participation

During 2006, no Compensation Committee member (1) was an Embarq officer or employee, (2) was a former Embarq officer or employee, or (3) had any relationships requiring disclosure under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis and the tabular disclosure that follows discusses compensation information relating to our CEO, our Chief Financial Officer, and our 3 other most highly compensated executive officers for the year ended December 31, 2006, or as we refer to them collectively, our Named Officers.

Embarq Compensation Program Objectives and Principles

As a contemporary communications company with heavy penetration in traditional wireline technology and a need to expand our services to our customers in a highly competitive marketplace, it is critical for us to attract, motivate and retain highly talented individuals at every level of the company who are committed to the company’s core values of competitiveness, innovation, teamwork, community involvement and integrity. At the time of our spin-off from Sprint Nextel in May 2006, our overall compensation design structure was largely established by the Sprint Nextel Committee. Before the spin-off, the Sprint Nextel Committee, and after the spin-off, our Compensation Committee, have endeavored to apply the same principles to our Named Officers as have been applied to all our employees:

•

All compensation is set at competitive market rates, taking into account other companies with which we compete either for business or talent or both, as well as other businesses of similar size and complexity. We strive to set each component of compensation at the 50th percentile in the marketplace.

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In establishing and periodically adjusting individual compensation levels, we also consider individual job responsibility and performance as well as company performance. From time to time, we also provide special recognition or retention awards on an individual basis, including to our Named Officers.

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We believe that compensation should be performance-based. Accordingly, all employees, from entry-level employees to the CEO, are subject to the same short-term incentive, or STI, performance objectives and all employees who participate in our Long-Term Incentive, or LTI, program are subject to the same LTI performance objectives. Employees in higher levels of the organization have greater percentages of their pay “at risk” than do entry-level employees. Our CEO has the greatest percentage of his pay delivered in variable compensation. On average, approximately 15% of our Named Officers’ total direct compensation is attributed to fixed base salaries, while the remaining 85% is attributed to compensation that is based on company performance through our STI and long-term incentive, or LTI, programs. Total direct compensation is defined below in “2006 Compensation Program - Total Direct Compensation Methodology.”

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To be effective, our compensation programs are designed to be broadly similar across the organization, as well as relevant and understandable to our employees. As a result, we have emphasized revenue, profitability and customer satisfaction in our STI program.

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We believe our employees should be motivated to increase shareholder value. Our incentive compensation programs therefore emphasize financial and strategic goals that we consider crucial to the success of our business and the growth of long-term shareholder value.

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Our cash and equity compensation programs are designed to be sufficiently competitive to attract highly skilled executives, without the need to provide substantial additional executive perquisites. We have adopted a strategy of generally being perquisite-free with limited exceptions described below.

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During 2006, our compensation programs also had to take into consideration our need to compete with Sprint Nextel for executive and other talent and to avoid reducing compensation for employees joining us from Sprint Nextel. Accordingly, we entered into an Employee Matters Agreement and assumed certain pre-existing employment agreements for certain of our employees, including some of our Named Officers.

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Our compensation programs are designed to be tax efficient and comply with relevant Internal Revenue Code and accounting requirements. However, to maintain flexibility, our Compensation Committee reserves the right to design programs that vary from these standards when such variation is believed to be in the interest of our shareholders.

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Because we recognize that all employees, including our Named Officers, should be evaluated and rewarded on their individual performance, base salaries are established and considered for adjustment annually based on a review of individual performance and contributions evaluated against individual goals and objectives and market competitiveness. Adjustments to base salary also affect STI target opportunity for those employees whose STI target opportunity is based on a percentage of base salary.

•	Finally, our 2006 compensation program was structured to recognize the unique challenges related to launching an independent company.

Compensation Design Tools and Processes

During 2006, a variety of tools and processes were used to establish our 2006 compensation program and to set our Named Officers’ compensation.

External and Internal Pay Comparison

In addition to an analysis of our relevant labor market to determine market-competitive compensation levels, as described below, we reviewed the relative importance and complexity of positions within our company. Those compensation levels were adjusted based on this review, as appropriate.

Use of Compensation Advisors and the Role of Certain Executive Officers

The Sprint Nextel Committee and our Compensation Committee consulted with their respective management teams and used outside compensation advisors to provide independent analysis of our 2006 compensation program. For more information about the involvement of management and the role of outside compensation advisors, see “Board of Directors and Committee Matters – Compensation Committee.”

Review of Tally Sheets

Both compensation committees periodically reviewed comprehensive tally sheets that generally included all material aspects of compensation, including the current value of all equity-based compensation held, and the value of payments to each Named Officer following a termination of employment under various scenarios.

2006 Compensation Program

The material elements of our 2006 compensation program for our approximately 220 executives, including our Named Officers, and related programs are:

Total Direct Compensation

•	Base salary;

•	Short-term incentive compensation; and

•	Long-term incentive compensation.

Other Compensation

•	Executive perquisites;

•	Retirement benefits; and

•	Other legacy benefits.

Total Direct Compensation Methodology

When we designed our 2006 compensation program, we conducted a market analysis using data from third-party surveys to review each element of total direct compensation. We endeavored to set each element at the 50th percentile of our relevant labor market. We defined our relevant labor market as public and private companies with $6 to $10 billion in revenues participating in the surveys because we believe that those companies are similar to us based on revenue and breadth of operations. For our Named Officers, we benchmarked each compensation element against the $6 to $10 billion revenue group of the Towers Perrin Compensation Data Bank® Executive Compensation Survey. More than 60 companies from a wide variety of industries make up this comparison group; however, the number of companies that provided data to the third-party survey varied for each position similar to those of our Named Officers. For our 2007 market analysis, our Compensation Committee has selected a group of 11 companies in the communications industry that are similar to us based on revenue and breadth of operations. We will benchmark our compensation elements against that group and will supplement that data with comparisons to groups from third party surveys containing similarly-sized general industry companies ranging from $3 billion to $10 billion in revenue, and companies in our industry, including the comparison group from the Towers Perrin survey mentioned above.

After conducting our market analysis, we established each element of total direct compensation in 2006 based upon a number of considerations, including: (1) our internal pay comparison; (2) our Named Officers’ experience and time in their current positions; (3) compliance with pre-existing employment agreements; and (4) a desire to avoid reducing our Named Officers’ total direct compensation upon transfer of employment from Sprint Nextel.

For 2006, the Sprint Nextel Committee reviewed and approved base salaries, STI target opportunities and LTI target opportunities for all our Named Officers and other senior officers. For 2007, our Compensation Committee reviewed and approved base salaries, STI target opportunities and LTI target opportunities for our Named Officers and other senior officers.

The 2006 targeted total direct compensation levels for our Named Officers varied from the 50th percentile of our defined market in various ways:

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LTI target opportunities for Michael B. Fuller and Thomas A. Gerke were above the 75th percentile of the market because we believed it was necessary to retain the services of these talented Sprint Nextel executive officers in connection with our spin-off from Sprint Nextel. The pay levels for these executives were established while they served in senior executive positions at Sprint Nextel, and while they exceed the market for our revenue-based peer group, we believe that the considerable expertise and strong credentials of these executives is commensurate with their compensation. In addition, effective January 2007, Mr. Gerke’s position was expanded by giving him oversight responsibility for our Wholesale Markets business unit.

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All elements of total direct compensation for Gene M. Betts and Harrison S. Campbell were below the 50th percentile. Mr. Betts and Mr. Campbell were both promoted to their current positions in 2005 in anticipation of our spin-off and, as a result, have base salaries below the 50th percentile due to their short tenure at their new levels of responsibility. Because 2006 STI target opportunities and annual equity awards were determined using a percentage of base salary, their total direct compensation levels also were less than the 50th percentile. In connection with their promotions, both Named Officers received a base salary increase in 2005.

•	Mr. Hesse’s compensation is discussed separately below in “CEO Compensation.”

Base Salary

We pay base salary, as fixed cash compensation, to compensate our employees for their individual skills, experience, and job performance. With the exception of Mr. Hesse, in 2005 the Sprint Nextel Committee established 2006 base salaries for our Named Officers, taking into account each Named Officer’s newly-defined position with us. Our Named Officers did not receive merit-based salary increases in 2006, but they did receive a one-time salary increase related to the elimination of certain executive perquisites. Mr. Hesse’s salary adjustments are described below in “CEO Compensation.”

Short-Term Incentive Compensation

The Sprint Nextel Committee approved our 2006 STI program to reward achievement of key financial and operating objectives measured over our 2006 fiscal year. Our 2006 STI program is a broad-based program that pays our eligible employees between 0% and 200% of their target opportunity (which for executives is a dollar amount based on a percentage of their base salary) based on our performance against three company-wide performance objectives that we believed were critical to our success in 2006 and understandable and relevant to our employees: Adjusted Revenue from our Telecommunications segment, or Adjusted Revenue, Adjusted Operating Income Before Depreciation and Amortization, or Adjusted OIBDA, and customer satisfaction improvement. Adjusted Revenue and Adjusted OIBDA reflect adjustments made by our Compensation Committee for the impact of several items as described below.

The STI program objectives and payout were determined by the following weightings: Adjusted Revenue - 40%; Adjusted OIBDA - 30%; and customer satisfaction improvement - 30%.

We measured Adjusted Revenue because we believed it was important for us to focus on revenue in the face of ongoing industry-wide competitive pressures. We measured Adjusted OIBDA because we believed it was important for us to improve our efficiency and profitability. We also measured improvement in customer satisfaction because our customers’ satisfaction is crucial to retaining our customers and growing our business.

These three performance objectives were based on our confidential budget as approved by the Sprint Nextel Board of Directors and our confidential strategic plan when we were a division of Sprint Nextel. They take into account our expected company-wide performance as an independent company, with the intent of paying around 100% of the target opportunity in 2006. In addition to a 100% payout performance objective, the Sprint Nextel Committee also set threshold and maximum performance objectives. The maximum reflects very ambitious objectives that we can only achieve if we produce exceptional business results. In the past, the Sprint Nextel Committee has used various performance objectives for us when we comprised the local communications operations of Sprint Nextel and, as such, we did not reach the aggregate maximum payout in any of the last 5 years. In future years, our Compensation Committee expects to set our STI performance objectives so that the relative difficulty of achieving a payout of 100% is consistent from year to year.

Our customer satisfaction improvement objective is based on third party administered surveys that were conducted to measure customer satisfaction for each of our four business units (Business Markets, Consumer Markets, Wholesale Markets and Logistics). We established confidential baseline percentages and set confidential performance objectives that represented what we viewed as substantial, yet achievable, improvement. We then compared our fourth quarter 2006 results to the baseline measurements to determine the percentage point increase on a business-unit-by-business-unit basis. After determining a performance percentage for each business unit, those results were weighted by revenue for each business unit to arrive at an aggregate payout percentage for customer satisfaction improvement.

Our Adjusted Revenue performance objective for 100% payout was a narrow range around a mid-point of $5.926 billion and our Adjusted OIBDA performance objective for 100% payout was a narrow range around a mid-point of $2.733 billion.

Consistent with the criteria for adjustments established by the Sprint Nextel Committee at the time it approved our 2006 STI performance objectives, our Compensation Committee adjusted our financial results when measuring our 2006 financial performance against our 2006 financial performance objectives. These adjustments enable payouts to represent the performance of our business and minimize the possibility of being artificially inflated or deflated due to gains or losses not resulting from our core business operations, significant one-time charges or other significant non-recurring events. In addition, the performance objectives set by the Sprint Nextel Committee reflected differences in the composition of our business immediately before and after the spin-off. The performance results were ultimately determined consistent with the method used to establish the performance objectives.

For 2006, the STI payout was calculated in the same manner for all eligible employees based on our company-wide performance, and all eligible employees, including our Named Officers, received payouts of 112.9% of their target opportunity. STI payouts received by our Named Officers were based on their target opportunities as they existed at the time the 2006 STI program was adopted. The payments under our 2006 STI Program satisfied the requirements for tax deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code. For additional information, see “Other Matters – Deductibility Cap on Executive Compensation.”

Long-Term Incentive Compensation

Our 2006 LTI program was designed to reward our executives for our long-term performance. We refer throughout this proxy statement to the awards made under our 2006 LTI program as our 2006 annual equity awards. Approximately 220 of our executives, including our Named Officers, participated in our 2006 LTI program. The Sprint Nextel Committee established the LTI target opportunities for our Named Officers, except for Mr. Hesse, using the total direct compensation methodology approved as part of our overall compensation program before our spin-off. The value of Mr. Hesse’s 2006 annual equity award was established by the terms of his employment agreement, which was approved by the Sprint Board of Directors in 2005.

For 2006, eligible employees, including our Named Officers, received 75% of their 2006 annual equity award in performance-adjusted restricted stock units, or RSUs, and 25% in time-vested stock options. Our use of stock options and performance-adjusted RSUs was intended to align the interests of our Named Officers with the interests of our shareholders by rewarding our Named Officers for achieving results that are important for increasing long-term shareholder value. We use multi-year vesting schedules to help retain our executives and to focus them on creating long-term shareholder value. We granted a larger percentage of performance-adjusted RSUs than stock options primarily because of shareholder dilution concerns.

The 2006 annual equity awards are subject to the terms of our 2006 Equity Incentive Plan and applicable award agreements. The RSUs vest ratably in February 2008 and February 2009 and the stock options vested 34% in February 2007 and will vest 33% in each of February 2008 and 2009. In general, these awards will also vest upon the holder’s death, disability, and normal retirement (if the awards have been outstanding for one year).

The RSUs included a performance adjustment feature which could result in the initial number of RSUs granted being increased up to 200% or decreased to 0% of the initial grant, based upon whether the performance objectives approved by our Compensation Committee were achieved. In addition, each RSU gives the holder the right to receive dividend equivalents equal in value to dividends paid on our common stock. Dividend equivalents for 2006 were paid on the adjusted number of RSUs following the approval of the performance adjustment by our Compensation Committee in February 2007.

The performance adjustment feature of our RSUs measures Adjusted Revenue and Adjusted OIBDA, which are two of the performance objectives used for our STI program. However, for LTI purposes these were measured over a different time period than our STI program. Specifically, because our 2006 annual equity award was approved after our spin-off and after we had established our 2006 STI performance objectives, our 2006 LTI program measured Adjusted Revenue and Adjusted OIBDA for our last two fiscal quarters of 2006, a critical period representing our first two full quarters as an independent company. This allowed us to satisfy the requirements for tax deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code. The way in which performance objectives were set, and the relative ease or difficulty of achieving the performance objectives, was the same as for the STI program, which is described above in “Short-Term Incentive Compensation.”

For the RSU component of our 2006 LTI program, our Adjusted Revenue performance objective (for the 6-month period) for 100% payout was a narrow range around a mid-point of $2.968 billion and our Adjusted OIBDA target level (for the 6-month period) for 100% payout was a narrow range around a mid-point of $1.328 billion.

For 2006, the RSU-related LTI performance adjustment was calculated in the same manner for all our eligible employees based on our company-wide performance, and these employees, including our Named Officers, received a performance adjustment of the number of RSUs equivalent to 107.5% of their individual target opportunity. To arrive at this result, our Compensation Committee exercised its discretion to make a downward adjustment to the performance adjustment percentage because, if the LTI performance objectives had been measured over the same 12-month time period as the two identical STI performance objectives, the result would have yielded 107.5%.

For 2007, our Compensation Committee considered our performance as an independent company in a highly competitive marketplace and approved a 2007 annual equity award of 75% performance-adjusted RSUs and 25% time-vested stock options for our eligible employees, including our Named Officers. The LTI performance objectives are based on total shareholder return (50% weighting), or TSR, relative to the S&P 500® and return on invested capital (50% weighting), or ROIC. The number of RSUs may be adjusted up to 200% or down to 0% in two equal increments based on TSR and ROIC performance measured over a two-year period ending in 2008 and over a three-year period ending in 2009. Beginning in 2008, our Compensation Committee and management believe that LTI performance objectives will be based on a three-year measurement period.

Other Compensation

Executive Perquisites

We believe executive perquisites should be limited because the overall structure of our compensation and benefit programs should be broadly similar across the organization and because our cash and equity compensation is sufficiently competitive to attract highly skilled executives. To support this design philosophy, we took the following actions in 2006:

•	Effective January 1, 2006, we eliminated most executive perquisites for our officers and we provided the impacted officers a one-time increase in base salary.

•	After our spin-off, we began to phase out most other perquisites that historically have been provided by Sprint Nextel.

Before our spin-off, Mr. Hesse was permitted to use Sprint Nextel’s corporate aircraft for limited personal travel at Sprint Nextel’s expense. After our spin-off, we acquired fractional interests in corporate aircraft. Under a policy approved and monitored by our Compensation Committee, Mr. Hesse has access to the aircraft for limited personal use if he pays directly to the aircraft management company the incremental costs of such use.

Since our spin-off, Mr. Hesse has used the corporate aircraft to attend outside board meetings of boards on which he serves, often in conjunction with doing business for us. Our Board approved Mr. Hesse’s service on these boards and believes that his service is in the interest of the company and his ability to conduct company business during travel to these meetings is beneficial to the company. In 2006, the incremental costs of using the aircraft in this manner and when not combined with conducting business for us is reported as a perquisite for Mr. Hesse.

Under our approved policy, depending on seat availability, family members may travel on the corporate aircraft to accompany executives who are traveling for business, or in Mr. Hesse’s case, also as part of his limited personal use.

Perquisites that were provided during 2006 are reported in our Summary Compensation Table.

Retirement Benefits

Embarq Retirement Pension Plan.  We maintain the Embarq Retirement Pension Plan, or Pension Plan. This is a broad-based, tax-qualified defined benefit plan sponsored for the benefit of all eligible employees. The change in pension value for each of our Named Officers is reported in our Summary Compensation Table. The material terms of the benefits under the Pension Plan, and the years of service and actuarial present value of the accumulated benefit for each of our Named Officers are reported in our Pension Benefits Table.

Embarq Supplemental Executive Retirement Plan.  We maintain a supplemental executive retirement plan, or SERP, to supplement the benefits that accrue under our Pension Plan because the Internal Revenue Code limits the amount of benefits that may be provided and the amount of compensation that may be taken into account under our Pension Plan. The change in SERP value for each of our Named Officers is reported in our Summary Compensation Table. The material terms of the benefits under the SERP, and the years of service and actuarial present value of the accumulated benefit for each of our Named Officers are reported in our Pension Benefits Table.

Embarq Retirement Savings Plan.  We maintain the Embarq Retirement Savings Plan. This is a broad-based, tax-qualified 401(k) plan sponsored for the benefit of all our eligible employees. Employees who participate may contribute up to 50% of their compensation on a pre-tax basis, subject to various limits imposed by the Internal Revenue Code. For 2006, we matched 28% of the first 6% of eligible compensation a participant contributed in each payroll period. For 2007, we will match 25% of the first 6% of eligible compensation a participant contributes in each payroll period. Matching contributions for each Named Officer are included in the amounts reported in the Summary Compensation Table.

Other Legacy Benefits

Before our spin-off, 2 of our Named Officers participated in Sprint Nextel’s Executive Deferred Compensation Plan, or the Sprint Nextel EDCP. We have not adopted and do not plan to adopt a similar nonqualified deferred compensation plan. For additional information about our Named Officers’ participation in the Sprint Nextel EDCP before our spin-off, see the Nonqualified Deferred Compensation Table. The following describes other legacy Sprint Nextel programs we adopted in connection with our spin-off to satisfy pre-existing arrangements with our employees, or that continue to apply to our employees following the spin-off.

Key Management Benefit Plan.  The Key Management Benefit Plan provides a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Messrs. Betts and Fuller are the only Named Officers who participate in the plan. We do not plan to extend this plan to new participants in the future.

Upon his death, Mr. Fuller’s beneficiary will receive a lump sum benefit equal to 300% of his base salary as of December 31, 2006. In lieu of all or a portion of the survivor benefit, Mr. Fuller may elect before July 1, 2007 to have all or a portion of his benefit paid as a supplemental retirement benefit, which will be actuarially equivalent to the survivor benefit.

In lieu of the survivor benefits otherwise available under the plan, Mr. Betts has elected to receive upon his retirement from the company a supplemental retirement benefit in the form of a lump sum distribution, which will be actuarially equivalent to the survivor benefit.

Sprint Nextel Retention Program.  The Sprint Nextel retention program was adopted by the Sprint Compensation Committee to retain certain employees pending the Sprint Nextel merger and our contemplated spin-off, and for a period of one year after either the merger or spin-off, as relevant to the particular employee. For our Named Officers, the retention program provided an amount equal to 100% of the Named Officer’s base salary. Mr. Gerke and Mr. Betts, who were Sprint Nextel executive officers, also received 100% of their STI target opportunity (valued as of January 17, 2005, the date the retention program was adopted). Retention Program payments are made in two installments dependent on the timing of the relevant events. Retention program payouts in 2006 for our Named Officers are reported in the Summary Compensation Table.

Equity Grants in Connection with Our Spin-Off

Spin-Off RSUs

In connection with our spin-off, holders of Sprint Nextel RSUs, with the exception of Mr. Hesse, received a dividend equivalent of one Embarq RSU for each 20 Sprint Nextel RSUs held at the time of our spin-off and cash in lieu of fractional RSUs. This distribution ratio was the same ratio used for the distribution of our common stock to all Sprint Nextel shareholders as part of with our spin-off. Our Compensation Committee granted these RSUs as required under the Employee Matters Agreement. The RSUs are subject to our 2006 Equity Incentive Plan and the original award agreements, including vesting schedules based on each holder’s continued service to us. Holders of Sprint Nextel RSUs and the Embarq RSUs granted at the spin-off receive dividend equivalents equal in value to the dividends paid on Sprint Nextel common stock and Embarq common stock. Under his employment agreement, Mr. Hesse’s Sprint Nextel RSUs were converted into Embarq RSUs. Mr. Hesse is entitled to receive dividend equivalents on these RSUs.

Stock Option Conversion

In connection with our spin-off, Sprint Nextel stock options held by our employees were converted into Embarq stock options. This conversion was accomplished using a methodology approved by the Sprint Nextel Committee that converted the number of shares and the exercise price of the underlying Sprint Nextel stock options by comparing the closing prices of our common stock (trading “when-issued”) and Sprint Nextel common stock as of May 17, 2006, the date of our spin-off. Our Compensation Committee approved the conversion as required under the Employee Matters Agreement and these stock options are subject to our 2006 Equity Incentive Plan and the original award agreements including vesting schedules based on each holder’s continued service to us.

Special Equity Award

On May 21, 2006, our Compensation Committee approved grants of RSUs to 4,402 employees, including our Named Officers, who received converted stock options in connection with our spin-off. We refer to this grant as the Special Equity Award. The Special Equity Award was

designed to enhance employee morale and productivity, retain our employees and increase our employees’ equity ownership in our common stock and was not part of 2006 total direct compensation. In connection with the Special Equity Award, recipients executed an award agreement that included a general release that waived any potential employment-related claims related to the transfer of their employment from Sprint Nextel to us in connection with our spin-off. The Special Equity Award is subject to our 2006 Equity Incentive Plan and vests ratably over 3 years starting on May 21, 2007. We pay dividend equivalents on this award equal to the dividends paid on Embarq common stock. We did not recognize any incremental grant date fair value at the time the Special Equity Award was granted. See “Accounting for Equity Conversion at Spin-Off.” The Special Equity Award does not satisfy the requirements of performance-based compensation under Section 162(m) of the Internal Revenue Code with respect to our Named Officers. For additional information about the Special Equity Award, see the Grant of Plan-Based Awards Table – Equity Grants in Connection with Our Spin-Off.

Accounting for Equity Conversion at Spin-Off

Under the terms of Statement of Financial Accounting Standards No. 123(R), or SFAS 123R, we were required to measure the pre-spin-off fair value of the Sprint Nextel stock options held by our employees at spin-off compared to the combined fair value, post-spin-off, of the Embarq stock options and Special Equity Awards. There was no incremental fair value created by the option conversion and the Special Equity Award and thus, no incremental compensation expense was required to be recognized at the time of conversion for financial reporting purposes.

CEO Compensation

Mr. Hesse’s compensation is based on his employment agreement, which was entered into with Sprint Corporation on June 7, 2005 and was assumed by us at spin-off. Mr. Hesse has significant experience in the telecommunications industry and was recruited by Sprint to become the President and Chief Executive Officer of Embarq immediately following our spin-off. His compensation package reflects what Sprint Nextel believed was required to secure his experienced telecommunications leadership as the Chief Executive Officer of an independent publicly-traded business of our size and complexity.

The initial term of Mr. Hesse’s employment agreement ends on June 30, 2008. The agreement automatically renews for additional 1-year periods unless either we or Mr. Hesse provides timely written notice. Mr. Hesse’s initial annual base salary was $900,000 and has been increased on two occasions. In January 2006, the Sprint Nextel Committee eliminated certain executive perquisites and the value of those perquisites was added to Mr. Hesse’s base salary. In addition, in July 2006, approximately 1 year after his hire date and following successful completion of our spin-off, our Compensation Committee increased his base salary to $1,000,000, which is approximately the 50th percentile of our relevant labor market. We increased his salary to recognize his leadership in our successful launch as an independent company, and because our Compensation Committee elected not to provide certain additional perquisites that Mr. Hesse received before our spin-off, namely the personal use of the Sprint Nextel corporate aircraft at Sprint Nextel’s expense. Mr. Hesse’s STI target opportunity is established by his employment agreement at a minimum of 120% of his base salary, with a potential payout range from 0% to 200% of his target opportunity based on our performance against our STI performance objectives. Mr. Hesse’s STI payout amount was based on his target opportunity as it existed at the time the 2006 STI program was adopted.

Mr. Hesse’s employment agreement also stipulated that his at-hire and his first annual equity award would each have a grant date target opportunity of at least $7 million, which was the amount of his 2006 annual equity award. The grant date fair value of Mr. Hesse’s 2006 annual equity award listed in the Grants of Plan-Based Awards Table is greater than this amount due to the accounting assumptions under SFAS 123R. See “Equity Grant Practices – Determination of the Number of Securities Granted.”

Mr. Hesse’s cash compensation (base salary plus STI target opportunity) is at the 50th percentile based on our market analysis of our relevant labor market. Mr. Hesse’s 2006 annual equity award grant date target opportunity was specified in his employment agreement at $7 million, which exceeds the 75th percentile. As a result, his 2006 total direct compensation was at approximately the 75th percentile of our relevant labor market.

For descriptions of additional provisions of Mr. Hesse’s employment agreement, see “Potential Payments Upon Termination or Change in Control.”

Other Matters

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code places a limitation of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our Named Officers. There is an exception to this limitation for performance-based compensation that meets certain requirements. To maintain flexibility in our compensation program and serve the interest of our shareholders, our Compensation Committee generally designs our STI and LTI programs to satisfy the requirements of Section 162(m), but has not adopted a policy requiring all Named Officer compensation to be deductible.

Equity Grant Practices

Grant Timing.  Our Compensation Committee has adopted an Equity Grant Policy. Under the policy, the Committee will approve annual equity awards at the Committee’s first regular meeting that occurs at least one full trading day after we release our fourth quarter financial results. Other equity awards, including new hire, special recognition and retention awards, will generally be made at the same meeting unless our Compensation Committee determines, on a case-by-case basis, that it is appropriate to make an award at another time.

Our Compensation Committee approved the 2006 annual equity award on July 28, 2006, following the release of our financial results for our second quarter 2006. As discussed more fully above, during 2006 we also converted Sprint Nextel stock options into Embarq stock options pursuant to the Employee Matters Agreement and granted the Special Equity Award. Neither of these actions occurred during an earnings-related blackout period established by our Securities Law Compliance Policy.

Determination of the Number of Securities Granted.  Our Compensation Committee uses a 30-day volume-weighted average stock price to determine the number of securities granted based on the target grant values approved by our Compensation Committee. The 30-day period generally will be a 30-day period ending as close as practicable to the date of the meeting at which the grant is approved. Because our Compensation Committee uses a 30-day weighted average to determine the number of options and RSUs to grant and SFAS 123R uses the average of the grant date high and low price of our common stock to value the options and RSUs granted, the amounts reported in the Grants of Plan-Based Awards Tables may differ from the target grant values approved by our Compensation Committee.

Exercise Price.  Our 2006 Equity Incentive Plan provides that the default methodology for determining the exercise price of stock options be equal to the fair market value of a share of our common stock on the grant date. For stock options issued in 2006, fair market value was the average of the high and low prices of a share of our common stock on the grant date. In December 2006, our Compensation Committee amended our 2006 Equity Incentive Plan so that for future stock option awards fair market value will be the closing price of our common stock on the grant date.

Executive Stock Ownership Guidelines

Our Corporate Governance Guidelines include executive stock ownership guidelines. These guidelines require our CEO to own Embarq securities equal to 5 times his base salary and other Named Officers to own Embarq securities equal to 3 times their base salaries. Individuals have 5 years to comply with these requirements. We believe these guidelines focus our Named Officers on increasing shareholder value. Certain other executives also are subject to ownership guidelines.

Hedging Policy

Our Securities Law Compliance Policy prohibits our employees, including our Named Officers, from acquiring any short position in our common stock unless that transaction is executed to hedge the economic risk of a corresponding long position in our common stock.

Compensation Recoupment

Our Corporate Governance Guidelines provide that we may recover compensation awarded to or received by certain executives, including our Named Officers, if the Board of Directors determines that such compensation was awarded or paid based on any financial result or operating metric that was impacted by the knowingly or intentionally fraudulent or illegal conduct of the executive. Our Board of Directors makes all determinations regarding compensation recoupment including appropriate recovery amounts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement beginning at page 15.

Based on the review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for Embarq’s 2007 annual meeting of shareholders and be incorporated by reference into Embarq’s Annual Report on Form 10-K.

The Compensation Committee

Laurie A. Siegel, Chair

Dinesh C. Paliwal

Stephanie M. Shern

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation of our Named Officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)(6)	All Other Compensation ($) (7)	Total ($)
Daniel R. Hesse - Chief Executive Officer	2006	$960,482	$0	$2,199,615	$1,260,231	$1,271,349	$150,143	$71,704(8)	$5,913,524
Gene M. Betts - Chief Financial Officer	2006	$421,879	$356,809	$424,894	$263,905	$335,879	$60,479	$4,242(9)	$1,868,087
Harrison S. Campbell - President Consumer Markets	2006	$395,707	$0	$549,038	$318,120	$314,383	$31,212	$21,090(10)	$1,629,550
Michael B. Fuller - Chief Operating Officer	2006	$743,806	$346,751	$6,940,364(11)	$3,432,624(11)	$674,963	$263,088	$9,048(12)	$12,410,644
Thomas A. Gerke - General Counsel	2006	$460,558	$501,900	$818,410	$681,106	$365,910	$57,489	$22,557(13)	$2,907,930

1.	Reflects the final Sprint Nextel Retention Program payment for Messrs. Betts and Gerke delivered in connection with the one-year anniversary of the Sprint Nextel merger and Mr. Fuller’s first payment delivered at our spin-off. Mr. Campbell will receive his final payment on May 17, 2007, the one-year anniversary of our spin-off. Mr. Hesse was ineligible to participate in this program.

2.	Reflects only compensation expense recognized from May 18, 2006 through December 31, 2006 in accordance with SFAS 123R, disregarding estimates of forfeitures, with respect to Sprint Nextel RSUs and Embarq RSUs held by the Named Officers. Assumptions used in the calculation of this amount are included in Note 6 to Embarq’s consolidated financial statements for the fiscal year ended December 31, 2006 included in Embarq’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. For the period January 1, 2006 through May 17, 2006, equity-based compensation expense was allocated to Embarq by its former parent, Sprint Nextel, based on total headcount. As such, the methodology by which these amounts were expensed does not permit computation on an individual-by-individual basis. For illustrative purposes only, assuming the spin-off had occurred on January 1, 2006 and the expense allocation described had not occurred, the compensation expense Embarq would have recognized during the January 1, 2006 to May 17, 2006 period for stock awards would have approximated: $480,000 for Mr. Hesse, $150,000 for Mr. Betts, $800,000 for Mr. Fuller, $350,000 for Mr. Gerke and $230,000 for Mr. Campbell.

3.	Reflects only compensation expense recognized from May 18, 2006 through December 31, 2006 in accordance with SFAS 123R, disregarding estimates of forfeitures, with respect to Embarq stock options held by the Named Officers. Assumptions used in the calculation of this amount are included in Note 6 to Embarq’s consolidated financial statements for the fiscal year ended December 31, 2006 included in Embarq’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. For the period January 1, 2006 through May 17, 2006, equity-based compensation expense was allocated to Embarq by its former parent, Sprint Nextel, based on total headcount. As such, the methodology by which these amounts were expensed does not permit computation on an individual-by-individual basis. For illustrative purposes only, assuming the spin-off had occurred on January 1, 2006 and the expense allocation described had not occurred, the additional compensation expense Embarq would have recognized during the January 1, 2006 to May 17, 2006 period for stock options would have approximated: $360,000 for Mr. Hesse, $130,000 for Mr. Betts, $550,000 for Mr. Fuller, $400,000 for Mr. Gerke and $180,000 for Mr. Campbell.

4.	Reflects amounts earned under our 2006 STI program for the year ended December 31, 2006, and approved by our Compensation Committee in February 2007, and paid to our Named Officers shortly thereafter.

5.	Above-market earnings on the Sprint Nextel EDCP were calculated through May 17, 2006, by subtracting hypothetical earnings based on 120% of the applicable federal long-term interest rate, compounded monthly, from actual amounts earned based on the applicable interest rates established under the terms of the plan. To the extent that applicable interest rates under the Sprint Nextel EDCP vary depending upon conditions, the reported amount was calculated assuming satisfaction of all conditions to receive interest at the highest rate. Amount shown includes above-market earnings amounts based on amounts provided to us by Sprint Nextel for Mr. Betts ($2,956) and Mr. Fuller ($19,342).

6.	Includes the following amounts attributable to the aggregate change in actuarial present value of the Named Officer’s accumulated benefit under the Pension Plan and the SERP: Mr. Hesse ($150,143), Mr. Betts ($57,523), Mr. Campbell ($31,212), and Mr. Gerke ($57,489). For Mr. Fuller, the amount attributable to the aggregate change in actuarial present value for the Pension Plan and the SERP ($243,746) includes the value attributable to a special mid-career pension enhancement under the SERP. For additional disclosure regarding Mr. Fuller’s mid-career pension enhancement, see the Pension Benefits Table.

7.	Includes, as applicable, perquisites, tax gross-ups, matching contributions under the Embarq Retirement Savings Plan, and cash settlement of 10 RSUs granted in connection with the Sprint Nextel merger.

8.	Includes the following perquisites received by Mr. Hesse: reimbursement for an executive physical, telecommunications products and services, reimbursement for financial planning and tax services received in 2005, items received at a Sprint Nextel corporate event, personal use of a corporate car and driver and personal use of the corporate aircraft ($34,180). Includes tax gross-ups received on the following perquisites: telecommunications service ($112), financial planning and tax services ($11,738), items received at a Sprint Nextel corporate event ($243), and the use of a corporate car and driver ($80).

Of the $34,180 attributable to Mr. Hesse’s use of the corporate aircraft, $13,500 is the incremental cost to Sprint Nextel of Mr. Hesse’s use of Sprint Nextel’s corporate aircraft before our spin-off (based on information provided to us by Sprint Nextel) and $20,660 is the incremental cost associated with Mr. Hesse’s attendance at certain outside board meetings following the spin-off, as described in the “Compensation Discussion and Analysis.” The incremental cost is determined based on amounts invoiced by the aircraft management company and includes fuel usage, operational costs and incidental charges, such as catering, landing fees and other fees or taxes. We do not gross-up Mr. Hesse’s compensation or otherwise reimburse him to cover taxes on any income imputed as a result of personal use of the aircraft.

9.	Includes tax gross-up received by Mr. Betts on telecommunications services provided as a perquisite ($396).

10.	Includes the following perquisites received by Mr. Campbell: reimbursement for financial planning and tax services received in 2005, and telecommunications products and services. Includes tax gross-ups received on the following perquisites: financial planning and tax services ($6,349) and telecommunications services ($277).

11.	Amounts shown for Mr. Fuller include compensation expense recognized in the fourth quarter 2006 as a result of the termination of his employment in January 2007. On December 19, 2006, Mr. Fuller executed a general release and agreement, in connection with our elimination of the position of Chief Operating Officer effective after December 31, 2006 and Mr. Fuller’s departure from the company. Mr. Fuller’s last day with the company was January 12, 2007. The amounts shown for Mr. Fuller in the “Stock Awards” and “Option Awards” columns include the value of outstanding equity awards that will vest during or at the end of his severance period in accordance with the terms of the general release and agreement, and which were recognized in our 2006 financial statements.

12.	Includes tax gross-ups received by Mr. Fuller on the following perquisites: reimbursement for financial planning and tax services received in 2005 ($4,538) and telecommunications services ($673).

13.	Includes the following perquisites received by Mr. Gerke: reimbursement for an executive physical, reimbursement for financial planning and tax services received in 2005, and telecommunications services. Includes tax gross-ups received on the following perquisites: financial planning and tax services received in 2005 ($6,912) and telecommunications services ($152).

GRANTS OF PLAN-BASED AWARDS

2006 Annual Awards

Awards made to our Named Officers in 2006 are reported in 2 separate Grants of Plan-Based Awards Tables. The first table reports annual awards made to our Named Officers as part of our 2006 compensation program, which includes 2006 STI awards and 2006 annual equity awards. The second table reports awards made to our Named Officers during 2006 in connection with our spin-off that were not part of our 2006 compensation program.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (as adjusted) ($) (4)
Daniel R. Hesse		$0	$1,126,084	$2,252,169
	7/28/06				-	130,208	260,416				$6,307,183
	7/28/06								304,348	$45.06	$2,486,523
Gene M. Betts		$0	$297,501	$595,003
	7/28/06				-	19,773	39,546				$957,750
	7/28/06								46,217	$45.06	$377,593
Harrison S. Campbell		$0	$278,461	$556,922
	7/28/06				-	19,606	39,212				$949,685
	7/28/06								45,826	$45.06	$374,398
Michael B. Fuller		$0	$597,841	$1,195,682
	7/28/06				-	55,804	111,608				$2,887,867(5)
	7/28/06								130,435	$45.06	$1,203,392(5)
Thomas A. Gerke		$0	$324,101	$648,202
	7/28/06				-	29,762	59,524				$1,441,650
	7/28/06								69,565	$45.06	$568,346

1.	Amounts earned under our 2006 STI program for the year ended December 31, 2006, which were approved by our Compensation Committee in February 2007 based on our performance in 2006 and paid to our Named Officers shortly thereafter, are reported in the Summary Compensation Table.

2.	RSUs vest in 2 equal installments on February 7, 2008 and February 7, 2009, with the exception of Mr. Fuller, whose final installment will vest on July 12, 2008. RSUs were subject to a performance adjustment under our 2006 LTI program based on 2006 performance. For more information, see “Embarq Compensation Program – Long-Term Incentive Compensation.” The total number of RSUs granted to our Named Officer, including the performance adjustment approved by our Compensation Committee in February 2007, was: 139,973 for Mr. Hesse; 21,255 for Mr. Betts; 21,076 for Mr. Campbell; 59,989 for Mr. Fuller; and 31,994 for Mr. Gerke.

3.	Options vest in 3 annual installments. 34% vested on February 7, 2007 and 33% will vest on each of February 7, 2008 and February 7, 2009, with the exception of Mr. Fuller, whose final 33% will vest on July 12, 2008. They expire on February 7, 2016.

4.	Amounts reported for RSUs reflect the performance adjusted number of RSUs approved by our Compensation Committee in February 2007. Assumptions made in the SFAS 123R valuation of the awards are described in detail in Note 6 to the Consolidated Financial Statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2006.

5.	Reflects aggregate grant date fair value under SFAS 123R following modification of the vesting terms of the award in December 2006, in accordance with the terms of the general release and agreement executed in connection with the elimination of the position of Chief Operating Officer and Mr. Fuller’s termination of employment.

Equity Grants in Connection With Our Spin-Off

The following table lists grants of awards that were made during 2006 as a result of our spin-off that were not part of our 2006 compensation program. This table includes the following awards: (1) the grants of RSUs to holders of Sprint Nextel RSUs, (2) the conversion of Mr. Hesse’s Sprint Nextel RSUs, (3) the conversion of Sprint Nextel stock options into Embarq stock options, and (4) the Special Equity Award.

Except for the Special Equity Award, our Compensation Committee approved these grants on May 11, 2006 in anticipation of our first day of regular-way trading on the New York Stock Exchange on May 18, 2006 (which was the grant date for purposes of these awards). Because these grants occurred in connection with our spin-off, they are treated as modifications of existing awards under SFAS 123R. As part of the option conversion, and as required under the Employee Matters Agreement with Sprint Nextel, the methodology used to set the converted option exercise prices was based on the original exercise prices of the Sprint Nextel options being converted, which in some cases resulted in an exercise price below the closing price of our common stock on the date of grant (which was $43.75 on May 18, 2006). At the time of the conversion and grants, we did not recognize any incremental compensation expense. The vesting terms of Mr. Fuller’s Special Equity Award were modified in connection with our elimination of the position of Chief Operating Officer and in accordance with the terms of the general release and agreement. As a result, we recognized the incremental fair value listed in the table for Mr. Fuller’s Special Equity Award in the fourth quarter of 2006.

Name	Grant Date	Action Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Daniel R. Hesse	5/18/06	5/11/06	84,482(2)	-	-	$0
	5/18/06	5/11/06	-	219,547(3)	$44.70	$0
	5/21/06	-	45,218(4)	-	-	$0

Gene M. Betts	5/18/06	5/11/06	787(5)	-	-	$0
	5/18/06	5/11/06	1,278 (6)	-	-	$0
	5/18/06	5/11/06	-	3,829(7)	$58.53	$0
	5/18/06	5/11/06	-	5,214(7)	$62.30	$0
	5/18/06	5/11/06	-	2,161(7)	$74.60	$0
	5/18/06	5/11/06	-	1,998(7)	$77.16	$0
	5/18/06	5/11/06	-	1,973(7)	$99.43	$0
	5/18/06	5/11/06	-	1,875(7)	$119.98	$0
	5/18/06	5/11/06	-	8,007(7)	$124.68	$0
	5/18/06	5/11/06	-	384(7)	$186.42	$0
	5/18/06	5/11/06	-	1,655(7)	$187.35	$0
	5/18/06	5/11/06	-	379(7)	$220.93	$0
	5/18/06	5/11/06	-	11,640(7)	$77.16	$0
	5/18/06	5/11/06	-	14,721(7)	$99.43	$0
	5/18/06	5/11/06	-	3,711(7)	$119.98	$0
	5/18/06	5/11/06	-	719(7)	$186.42	$0
	5/18/06	5/11/06	-	2,634(7)	$220.93	$0
	5/18/06	5/11/06	-	21,524(7)	$72.44	$0

Name	Grant Date	Action Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
	5/18/06	5/11/06	-	4,613(7)	$99.43	$0
	5/18/06	5/11/06	-	6,951(7)	$124.68	$0
	5/18/06	5/11/06	-	858(7)	$186.42	$0
	5/18/06	5/11/06	-	1,596(7)	$187.35	$0
	5/18/06	5/11/06	-	3,398(7)	$220.93	$0
	5/18/06	5/11/06	-	32,286(7)	$40.76	$0
	5/18/06	5/11/06	-	8,071(7)	$91.38	$0
	5/18/06	5/11/06	-	14,528(7)	$40.76	$0
	5/18/06	5/11/06	-	7,264(7)	$91.38	$0
	5/18/06	5/11/06	-	5,101(7)	$40.76	$0
	5/18/06	5/11/06	-	971(7)	$91.38	$0
	5/18/06	5/11/06	-	8,071(7)	$40.76	$0
	5/18/06	5/11/06	-	2,017(7)	$91.38	$0
	5/18/06	5/11/06	-	26,626(7)	$40.76	$0
	5/18/06	5/11/06	-	13,312(7)	$91.38	$0
	5/18/06	5/11/06	-	3,983(7)	$46.09	$0
	5/18/06	5/11/06	-	7,533(7)	$33.08	$0
	5/18/06	5/11/06	-	6,385(7)	$43.06	$0
	5/18/06	5/11/06	-	3,363(8)	$16.08	$0
	5/18/06	5/11/06	-	6,726(8)	$21.90	$0
	5/18/06	5/11/06	-	7,398(9)	$33.34	$0
	5/18/06	5/11/06	-	7,398(10)	$33.86	$0
	5/18/06	5/11/06	-	20,743(11)	$49.72	$0
	5/21/06	-	22,222(4)	-	-	$0

Harrison S. Campbell	5/18/06	5/11/06	1,264(5)	-	-	$0
	5/18/06	5/11/06	2,035(6)	-	-	$0
	5/18/06	5/11/06	-	2,959(7)	$81.40	$0
	5/18/06	5/11/06	-	2,737(8)	$16.08	$0
	5/18/06	5/11/06	-	5,475(8)	$21.90	$0
	5/18/06	5/11/06	-	5,919(9)	$33.86	$0
	5/18/06	5/11/06	-	11,838(9)	$33.34	$0
	5/18/06	5/11/06	-	33,007(11)	$49.72	$0
	5/21/06	-	10,347(4)	-	-	$0

Michael B. Fuller	5/18/06	5/11/06	3,712(5)	-	-	$0
	5/18/06	5/11/06	6,134(6)	-	-	$0
	5/18/06	5/11/06	-	12,228(7)	$98.33	$0
	5/18/06	5/11/06	-	1,308(7)	$209.31	$0
	5/18/06	5/11/06	-	228(7)	$222.08	$0
	5/18/06	5/11/06	-	43,472(7)	$49.12	$0
	5/18/06	5/11/06	-	75,334(7)	$49.12	$0
	5/18/06	5/11/06	-	542(7)	$209.31	$0
	5/18/06	5/11/06	-	2,735(7)	$222.08	$0

Name	Grant Date	Action Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
	5/18/06	5/11/06	-	6,380(7)	$57.97	$0
	5/18/06	5/11/06	-	112,666(7)	$72.44	$0
	5/18/06	5/11/06	-	6,234(7)	$222.08	$0
	5/18/06	5/11/06	-	75,334(7)	$40.76	$0
	5/18/06	5/11/06	-	18,833(7)	$91.38	$0
	5/18/06	5/11/06	-	38,205(7)	$40.76	$0
	5/18/06	5/11/06	-	13,990(7)	$91.38	$0
	5/18/06	5/11/06	-	10,870(7)	$40.76	$0
	5/18/06	5/11/06	-	2,072(7)	$91.38	$0
	5/18/06	5/11/06	-	23,676(7)	$40.76	$0
	5/18/06	5/11/06	-	4,977(7)	$91.38	$0
	5/18/06	5/11/06	-	96,206(7)	$40.76	$0
	5/18/06	5/11/06	-	32,247(7)	$91.38	$0
	5/18/06	5/11/06	-	72,457(7)	$24.11	$0
	5/18/06	5/11/06	-	20,929(7)	$28.98	$0
	5/18/06	5/11/06	-	36,228(7)	$33.08	$0
	5/18/06	5/11/06	-	17,809(7)	$40.39	$0
	5/18/06	5/11/06	-	17,353(8)	$16.08	$0
	5/18/06	5/11/06	-	34,707(8)	$21.90	$0
	5/18/06	5/11/06	-	69,846(10)	$33.34	$0
	5/18/06	5/11/06	-	34,923(10)	$33.86	$0
	5/18/06	5/11/06	-	99,464(11)	$49.72	$0
	5/21/06	-	100,152(4)	-	-	$1,692,821

Thomas A. Gerke	5/18/06	5/11/06	1,800(5)	-	-	$0
	5/18/06	5/11/06	3,039(6)	-	-	$0
	5/18/06	5/11/06	-	510(7)	$120.97	$0
	5/18/06	5/11/06	-	2,793(7)	$128.99	$0
	5/18/06	5/11/06	-	465(7)	$145.37	$0
	5/18/06	5/11/06	-	102(7)	$215.93	$0
	5/18/06	5/11/06	-	3,661(7)	$120.97	$0
	5/18/06	5/11/06	-	3,592(7)	$128.99	$0
	5/18/06	5/11/06	-	293(7)	$145.37	$0
	5/18/06	5/11/06	-	356(7)	$195.13	$0
	5/18/06	5/11/06	-	705(7)	$215.93	$0
	5/18/06	5/11/06	-	4,304(7)	$49.12	$0
	5/18/06	5/11/06	-	4,318(7)	$120.97	$0
	5/18/06	5/11/06	-	103(7)	$145.37	$0
	5/18/06	5/11/06	-	744(7)	$195.13	$0
	5/18/06	5/11/06	-	531(7)	$215.93	$0
	5/18/06	5/11/06	-	14,786(7)	$72.44	$0
	5/18/06	5/11/06	-	783(7)	$187.35	$0
	5/18/06	5/11/06	-	1,635(7)	$215.93	$0

Name	Grant Date	Action Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
	5/18/06	5/11/06	-	8,609(7)	$40.76	$0
	5/18/06	5/11/06	-	2,152(7)	$91.38	$0
	5/18/06	5/11/06	-	3,766(7)	$40.76	$0
	5/18/06	5/11/06	-	1,883(7)	$91.38	$0
	5/18/06	5/11/06	-	1,816(7)	$40.76	$0
	5/18/06	5/11/06	-	345(7)	$91.38	$0
	5/18/06	5/11/06	-	2,690(7)	$40.76	$0
	5/18/06	5/11/06	-	672(7)	$91.38	$0
	5/18/06	5/11/06	-	18,051(7)	$40.76	$0
	5/18/06	5/11/06	-	8,621(7)	$91.38	$0
	5/18/06	5/11/06	-	6,889(7)	$26.82	$0
	5/18/06	5/11/06	-	2,638(7)	$46.09	$0
	5/18/06	5/11/06	-	3,712(7)	$24.11	$0
	5/18/06	5/11/06	-	11,851(7)	$33.08	$0
	5/18/06	5/11/06	-	2,654(7)	$48.10	$0
	5/18/06	5/11/06	-	3,757(7)	$42.28	$0
	5/18/06	5/11/06	-	9,495(7)	$48.10	$0
	5/18/06	5/11/06	-	4,600(12)	$16.08	$0
	5/18/06	5/11/06	-	9,201(12)	$21.90	$0
	5/18/06	5/11/06	-	10,869(12)	$15.37	$0
	5/18/06	5/11/06	-	21,739(12)	$21.88	$0
	5/18/06	5/11/06	-	16,950(10)	$33.86	$0
	5/18/06	5/11/06	-	33,900(10)	$33.34	$0
	5/18/06	5/11/06	-	49,292(11)	$49.72	$0
	5/21/06	-	33,306(4)	-	-	$0

1.	Assumptions made in the determination of the incremental fair value resulting from modification of awards under SFAS 123R are described in detail in Note 6 to the Consolidated Financial Statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2006.

2.	RSUs vest in full on June 7, 2008.

3.	Options vest in 4 equal annual installments. 25% vested June 7, 2006 and the remainder will vest in 3 equal annual installments beginning on June 7, 2007.

4.	RSUs vest in three annual installments with 34% vesting on May 21, 2007 and 33% vesting on each of May 21, 2008 and May 21, 2009, with the exception of Mr. Fuller, whose final 33% will vest on July 12, 2008. See description of Special Equity Awards in the “Compensation Discussion and Analysis.”

5.	RSUs vested on February 10, 2007.

6.	RSUs vest in full on February 8, 2008.

7.	Options are fully vested and exercisable.

8.	Options vest in full on March 27, 2007.

9.	Options vest in 2 equal annual installments. 50% vested on February 10, 2007 and the remainder will vest on February 10, 2008.

10.	Options vest in 4 equal annual installments. 25% vested on each of February 10, 2005, February 10, 2006 and February 10, 2007. The remainder will vest on February 10, 2008.

11.	Options vest in 4 equal annual installments. 25% vested on each of February 8, 2006 and February 8, 2007. The remainder will vest in 2 equal annual installments on February 8, 2008 and February 8, 2009.

12.	Options vest in 2 equal annual installments. 50% vested on March 27, 2006 and the remainder will vest on March 27, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table lists all outstanding Embarq equity awards held by our Named Officers, as well as outstanding Sprint Nextel RSUs held by our Named Officers because these awards vest based upon the Named Officers’ continued service to us. For a detailed description of the Embarq awards, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation” and “Compensation Discussion and Analysis - Equity Grants in Connection with our Spin-Off.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Daniel R. Hesse
Embarq awards	54,889(2)	164,658(2)	$44.70	6/07/15
	-	304,348(3)	$45.06	2/7/16
					84,482(4)	$4,440,374
					45,218(5)	$2,376,658
					139,973(6)	$7,356,981

Gene M. Betts
Embarq awards	3,829(7)	-	$58.53	2/11/07
	5,214(7)	-	$62.30	2/11/07
	2,161(7)	-	$74.60	2/11/07
	1,998(7)	-	$77.16	2/11/07
	1,973(7)	-	$99.43	2/11/07
	1,875(7)	-	$119.98	2/11/07
	8,007(7)	-	$124.68	2/11/07
	384(7)	-	$186.42	2/11/07
	1,655(7)	-	$187.35	2/11/07
	379(7)	-	$220.93	2/11/07
	11,640(7)	-	$77.16	2/9/08
	14,721(7)	-	$99.43	2/9/08
	3,711(7)	-	$119.98	2/9/08
	719(7)	-	$186.42	2/9/08
	2,634(7)	-	$220.93	2/9/08
	21,524(7)	-	$72.44	2/8/09
	4,613(7)	-	$99.43	2/8/09
	6,951(7)	-	$124.68	2/8/09
	858(7)	-	$186.42	2/8/09
	1,596(7)	-	$187.35	2/8/09
	3,398(7)	-	$220.93	2/8/09
	32,286(7)	-	$40.76	1/3/10
	8,071(7)	-	$91.38	1/3/10
	14,528(7)	-	$40.76	1/24/10
	7,264(7)	-	$91.38	1/24/10
	5,101(7)	-	$40.76	2/8/10
	971(7)	-	$91.38	2/8/10

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
	8,071(7)	-	$40.76	8/7/10
	2,017(7)	-	$91.38	8/7/10
	26,626(7)	-	$40.76	5/11/11
	13,312(7)	-	$91.38	5/11/11
	3,983(7)	-	$46.09	2/11/12
	7,533(7)	-	$33.08	2/19/12
	6,385(7)	-	$43.06	2/19/12
	-	3,363(8)	$16.08	3/27/13
	-	6,726(8)	$21.90	3/27/13
	-	7,398(9)	$33.34	2/10/14
	3,701(10)	3,697(10)	$33.86	2/10/14
	5,188(11)	15,555(11)	$49.72	2/8/15
	-	46,217(3)	$45.06	2/7/16
					787(12)	$41,365
					1,278(13)	$67,172
					22,222(5)	$1,167,988
					21,255(6)	$1,117,163
Sprint Nextel awards	-	-	-	-	15,750(12)	$297,518
	-	-	-	-	25,592(13)	$483,433

Harrison S. Campbell
Embarq awards	2,959(7)	-	$81.40	4/9/11
	-	2,737(8)	$16.08	3/27/13
	-	5,475(8)	$21.90	3/27/13
	-	5,919(9)	$33.86	2/10/14
	-	11,838(9)	$33.34	2/10/14
	8,255(11)	24,752(11)	$49.72	2/8/15
	-	45,826(3)	$45.06	2/7/16
					1,264(12)	$66,436
					2,035(13)	$106,959
					10,347(5)	$543,838
					21,076(6)	$1,107,755
Sprint Nextel awards	-	-	-	-	25,313(12)	$478,163
	-	-	-	-	40,723(13)	$769,258

Michael B. Fuller
Embarq awards	12,228(7)	-	$98.33	2/11/07
	1,308(7)	-	$209.31	2/11/07
	228(7)	-	$222.08	2/11/07
	43,472(7)	-	$49.12	2/9/08
	75,334(7)	-	$49.12	2/9/08
	542(7)	-	$209.31	2/9/08

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
	2,735(7)	-	$222.08	2/9/08
	6,380(7)	-	$57.97	2/8/09
	112,666(7)	-	$72.44	2/8/09
	6,234(7)	-	$222.08	2/8/09
	75,334(7)	-	$40.76	1/3/10
	18,833(7)	-	$91.38	1/3/10
	38,205(7)	-	$40.76	1/24/10
	13,990(7)	-	$91.38	1/24/10
	10,870(7)	-	$40.76	2/8/10
	2,072(7)	-	$91.38	2/8/10
	23,676(7)	-	$40.76	8/7/10
	4,977(7)	-	$91.38	8/7/10
	96,206(7)	-	$40.76	5/11/11
	32,247(7)	-	$91.38	5/11/11
	72,457(7)	-	$24.11	2/19/12
	20,929(7)	-	$28.98	2/19/12
	36,228(7)	-	$33.08	2/19/12
	17,809(7)	-	$40.39	2/19/12
	-	17,353(8)	$16.08	3/27/13
	-	34,707(8)	$21.90	3/27/13
	34,924(10)	34,922(10)	$33.34	2/10/14
	17,463(10)	17,460(10)	$33.86	2/10/14
	24,869(11)	74,595(11)	$49.72	2/8/15
	-	130,435(3)	$45.06	2/7/16
					3,712(12)	$195,103
					6,134(13)	$322,403
					100,152(5)	$5,263,989
					59,989(6)	$3,153,022
Sprint Nextel awards	-	-	-	-	74,250(12)	$1,402,583
	-	-	-	-	122,713(13)	$2,318,048

Thomas A. Gerke
Embarq awards	510(7)	-	$120.97	2/11/07
	2,793(7)	-	$128.99	2/11/07
	465(7)	-	$145.37	2/11/07
	102(7)	-	$215.93	2/11/07
	3,661(7)	-	$120.97	12/9/07
	3,592(7)	-	$128.99	12/9/07
	293(7)	-	$145.37	12/9/07
	356(7)	-	$195.13	12/9/07
	705(7)	-	$215.93	12/9/07
	4,304(7)	-	$49.12	2/9/08

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
	4,318(7)	-	$120.97	2/9/08
	103(7)	-	$145.37	2/9/08
	744(7)	-	$195.13	2/9/08
	531(7)	-	$215.93	2/9/08
	14,786(7)	-	$72.44	2/8/09
	783(7)	-	$187.35	2/8/09
	1,635(7)	-	$215.93	2/8/09
	8,609(7)	-	$40.76	1/3/10
	2,152(7)	-	$91.38	1/3/10
	3,766(7)	-	$40.76	1/24/10
	1,883(7)	-	$91.38	1/24/10
	1,816(7)	-	$40.76	2/8/10
	345(7)	-	$91.38	2/8/10
	2,690(7)	-	S40.76	8/7/10
	672(7)	-	S91.38	8/7/10
	18,051(7)	-	S40.76	5/11/11
	8,621(7)	-	S91.38	5/11/11
	6,889(7)	-	S26.82	2/11/12
	2,638(7)	-	$46.09	2/11/12
	3,712(7)	-	$24.11	2/19/12
	11,851(7)	-	$33.08	2/19/12
	2,654(7)	-	$48.10	2/19/12
	3,757(7)	-	$42.28	3/27/13
	9,495(7)	-	$48.10	3/27/13
	2,301(14)	2,299(14)	$16.08	3/27/13
	4,602(14)	4,599(14)	$21.90	3/27/13
	5,436(14)	5,433(14)	$15.37	3/27/13
	10,870(14)	10,869(14)	$21.88	3/27/13
	8,476(10)	8,474(10)	$33.86	2/10/14
	16,951(10)	16,949(10)	$33.34	2/10/14
	12,324(11)	36,968(11)	$49.72	2/8/15
	-	69,565(3)	$45.06	2/7/16
					1,800(12)	$94,608
					3,039(13)	$159,730
					33,306(5)	$1,750,563
					31,994(6)	$1,681,605
Sprint Nextel awards	-	-	-	-	36,000(12)	$680,040
	-	-	-	-	60,814(13)	$1,148,777

1.	Market value is calculated using the December 29, 2006 closing stock price on the New York Stock Exchange of $52.56 for Embarq common stock and $18.89 for Sprint Nextel common stock.

2.	Options vest in 4 equal annual installments. 25% vested on June 7, 2006 and the remainder will vest in 3 equal annual installments beginning on June 7, 2007.

3.	Options vest in three annual installments. 34% vested on February 7, 2007 and 33% will vest on each of February 7, 2008 and February 7, 2009, with the exception of Mr. Fuller, whose final 33% will vest on July 12, 2008.

4.	RSUs vest in full on June 7, 2008.

5.	RSUs vest in three annual installments with 34% vesting on May 22, 2007 and 33% vesting on each of May 22, 2008 and May 22, 2009, with the exception of Mr. Fuller, whose final 33% will vest on July 12, 2008.

6.	RSUs vest in 2 equal installments on February 7, 2008 and February 7, 2009, with the exception of Mr. Fuller, whose final installment vests on July 12, 2008. RSUs were subject to a performance adjustment under our LTI program based on 2006 performance. For additional details, see “Embarq Compensation Program - Long-Term Incentive Compensation.” The RSU totals listed reflect the additional RSUs granted as a result of the performance adjustment approved by our Compensation Committee in February 2007.

7.	Options are fully vested and exercisable.

8.	Options vest in full on March 27, 2007.

9.	Options vest in 2 equal annual installments. 50% vested on February 10, 2007 and the remainder will vest on February 10, 2008.

10.	Options vest in 4 equal annual installments. 25% vested on each of February 10, 2005, February 10, 2006 and February 10, 2007. The remainder will vest on February 10, 2008.

11.	Options vest in 4 equal annual installments. 25% vested on each of February 8, 2006 and February 8, 2007. The remainder will vest in 2 equal annual installments beginning on February 8, 2008.

12.	RSUs vested on February 10, 2007.

13.	RSUs vest on February 8, 2008.

14.	Options vest in 2 equal annual installments. 50% vested on March 27, 2006 and the remainder will vest on March 27, 2007.

SPRINT NEXTEL OPTION EXERCISES AND STOCK VESTED

The following table reflects stock option exercises and stock award vestings during 2006. The only option exercises or stock award vestings in 2006 for our Named Officers occurred with respect to Sprint Nextel awards before our spin-off. In 2006, our Named Officers did not exercise any Embarq stock options nor did they have any Embarq RSUs vest.

	Sprint Nextel Option Awards		Sprint Nextel Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#) (1)	Value Realized on Vesting ($) (2)
Daniel R. Hesse	-	$0	-	$0
Gene M. Betts	64,022	$575,426	12,561	$305,148
Harrison S. Campbell	102,090	$747,684	15,280	$372,439
Michael B. Fuller	176,652	$2,190,837	93,507	$2,270,490
Thomas A. Gerke	-	-	25,588	$628,598

1.	Reflects total number of shares of Sprint Nextel acquired upon the vesting of restricted stock awards and RSUs (including shares withheld for the payment of taxes).

2.	Values realized represent the fair market value per share on the vesting date multiplied by the number of shares vested. Pursuant to the Sprint Nextel plan under which awards were granted, fair market value was defined as the average between the high and low prices on a particular date.

PENSION BENEFITS TABLE

The following table shows each Named Officer’s number of years of credited service and present value of accumulated benefits under our Pension Plan and our SERP. No payments were made under the plans to any Named Officer during the last fiscal year.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Daniel R. Hesse	Embarq Retirement Pension Plan	1.5833	$32,787	$0
	Embarq Supplemental Executive Retirement Plan	1.5833	$156,230	$0
Gene M. Betts	Embarq Retirement Pension Plan	20.0000	$292,136	$0
	Embarq Supplemental Executive Retirement Plan	20.0000	$306,116	$0
Harrison S. Campbell	Embarq Retirement Pension Plan	11.0833	$89,029	$0
	Embarq Supplemental Executive Retirement Plan	11.0833	$74,583	$0
Michael B. Fuller	Embarq Retirement Pension Plan	32.5833	$854,627	$0
	Embarq Supplemental Executive Retirement Plan	32.5833	$1,324,562	$0
	Embarq SERP – Mid-Career Pension Enhancement	6.0000	$238,220	$0
Thomas A. Gerke	Embarq Retirement Pension Plan	12.3333	$133,851	$0
	Embarq Supplemental Executive Retirement Plan	12.3333	$159,858	$0

1.	Represents the lump sum present value as of December 31, 2006, of the annual pension benefit that would be payable under each plan for the participant’s life beginning at normal retirement age (age 65).

Assumptions

Accumulated benefits are calculated based on credited service and eligible compensation as of December 31, 2006, thus all results shown are estimates only - actual benefits will be based on service, compensation and other data at time of retirement. We have used the following assumptions for the calculations included in the Pension Benefits Table:

•	Measurement Date: December 31, 2006;
•	Interest Rate for Present Value: 6.1%;
•	Mortality (Pre Commencement): None;
•	Mortality (Post Commencement): RP-2000 (Sex-distinct);
•	Withdrawal and disability rates: None;
•	Retirement rates: None prior to Age 65; and
•	Normal Retirement Age: Age 65.

Pension Plan

Our Pension Plan is a broad-based, tax-qualified defined benefit pension plan that provides benefits to our eligible employees. Benefits under the Pension Plan are based on each participant’s number of years of credited service and the participant’s eligible compensation. We do not credit service in the Pension Plan beyond the actual number of years of participation. The years of credited service for our Named Officers are based only on their service while eligible for participation in the Pension Plan.

A participant’s eligible compensation under the Pension Plan is equal to base salary and certain annual short-term incentive compensation, plus any sales commissions and sales bonus compensation amounts. The amount of compensation recognized under the Pension Plan is limited by the compensation limit under the Internal Revenue Code (which was $220,000 in 2006). The amount of benefits provided under the Pension Plan are limited by the benefit limits of the Internal Revenue Code (which for 2006 was $175,000 expressed in the form of an annual annuity beginning at normal retirement age).

Benefits under the Pension Plan, expressed as an annual annuity beginning at normal retirement age, are equal to (1) 1.5% times average annual compensation for 60 months ending December 31, 1993, times years of service through December 31, 1993, plus (2) 1.5% times eligible compensation earned after 1993 to date of retirement or termination. Portions (1) and (2) of the above computation apply to Messrs. Betts and Fuller. Portion (1) of the above computation does not apply to Messrs. Campbell, Gerke, and Hesse as they began employment after 1993. Participants who are at least age 55 and have 10 or more years of service are eligible to elect a reduced early retirement benefit. Mr. Fuller is the only Named Officer who was eligible for early retirement benefits under the Pension Plan on December 31, 2006.

Benefits for our Named Officers under the Pension Plan are payable only in the form of an annuity with monthly benefit payments. No lump sum payments are available. Benefits under the Pension Plan are funded by an irrevocable tax-exempt trust.

Supplemental Executive Retirement Plan

Our SERP is an unfunded, nonqualified defined benefit pension plan that provides benefits to our eligible employees whose benefits under the Pension Plan are limited by the restrictions of the Internal Revenue Code. Benefits under the SERP are based on each participant’s number of years of credited service and the participant’s eligible compensation. All of our Named Officers participate in the SERP.

Generally, a participant’s years of credited service under the SERP are based on the years an employee participates in the Pension Plan. However, the SERP contains a mid-career pension enhancement provision that allows the board of directors to credit a participant with years of service that are in addition to the participant’s actual years of service. Under the Sprint Supplemental Executive Retirement Plan, which was the predecessor to our SERP, the Sprint board of directors credited Mr. Fuller with six additional years of service under the mid-career pension enhancement provision. As part of our spin-off and the spin-off of the SERP, we continued to recognize Mr. Fuller’s additional years of service under the SERP granted by the Sprint board of directors. The years of credited service for Messrs. Betts, Campbell, Gerke, and Hesse are based only on their service while eligible for participation in the SERP.

A participant’s eligible compensation under the SERP is the same as compensation under our Pension Plan, but without considering the compensation limits of the Internal Revenue Code and including any deferred compensation plan deferrals made under the Sprint Nextel EDCP.

Our SERP provides a benefit equal to the portion of an individual’s benefit that would be accrued under our Pension Plan - at the same rate of accrual - if the Internal Revenue Code limitations on amounts of benefits and compensation under the Pension Plan were disregarded. In particular, benefits under the SERP, expressed as an annual annuity beginning at normal retirement age, are equal to (1) 1.5% times average annual compensation for 60 months ending December 31, 1993, times years of service through December 31, 1993, plus (2) 1.5% times eligible compensation earned after 1993 to date of retirement or termination, minus (3) the accumulated annual annuity provided under the Pension Plan beginning on the participant’s normal retirement age. Portions (1), (2), and (3) of the above computation apply to Messrs. Betts and Fuller. Portion (1) of the above computation does not apply to Messrs. Campbell, Gerke, and Hesse as they began employment after 1993. Participants who are at least age 55 and have 10 or more years of service are eligible to elect a reduced early retirement benefit. Mr. Fuller is the only Named Officer who was eligible for early retirement benefits under the SERP on December 31, 2006.

Benefits for our Named Officers under the SERP are payable only in the form of an annuity with monthly benefit payments. No lump sum payments are available. The SERP is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise, thus participants in the SERP are general creditors of our company with respect to the payment of their SERP benefits.

NONQUALIFIED DEFERRED COMPENSATION

We do not maintain a nonqualified deferred compensation plan. However, 2 of our Named Officers participated in Sprint Nextel EDCP before our spin-off. The following table lists both the earnings through May 17, 2006, and the aggregate balances on May 17, 2006, of our Named Officers, as provided to us by Sprint Nextel. Our Named Officers have received since May 17, 2006, and in some cases will continue to receive, distributions based on their previous elections under the terms of the Sprint Nextel EDCP. Because the Sprint Nextel EDCP is a plan maintained by Sprint Nextel, we report information about the Sprint Nextel EDCP only through May 17, 2006.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY through May 17, 2006($)(1)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at May 17, 2006 ($)(3)

Daniel R. Hesse	$0	$0	$0	$0	$0

Gene M. Betts	$0	$0	$10,563	$0	$404,029

Harrison S. Campbell	$0	$0	$0	$0	$0

Michael B. Fuller	$0	$0	$85,437	$0	$3,105,243

Thomas A. Gerke	$0	$0	$0	$0	$0

1.	Before our spin-off, under the Sprint Nextel EDCP participants were permitted to defer up to 50% of their base salary and between 25% and 100% of their annual cash incentive compensation. Deferred amounts were allocated between a stock fund and a fixed income account, depending on the election of the participant. The fixed income account accrued interest based on the applicable interest rate established under the Sprint Nextel EDCP. Applicable interest rates varied depending on the year of deferral. For fixed income accounts established after May 1, 1990, the applicable interest rate was either Citibank’s prime rate or 6% per annum, whichever was greater. For fixed income accounts established before May 1, 1990, the highest applicable interest rate was Moody’s Seasoned Corporate Bond Yield Index plus 3%. For purposes of the aggregate earnings reported above we have assumed that all participants with pre-1990 fixed income accounts accrued interest at the highest possible rate.

2.	The following amounts were reported in our Summary Compensation Table as above-market earnings: $2,956 for Mr. Betts and $19,342 for Mr. Fuller.

3.	Aggregate balances reported are as of May 17, 2006, the date of our spin-off from Sprint Nextel.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries and tables describe potential payments payable to our Named Officers upon termination of employment under each Officer’s existing employment agreement and our other compensation programs. The potential payments payable upon a non-change in control termination, termination following a change in control, voluntary termination, termination for cause and in the event of death or disability of the Named Officer are shown below. If the Named Officer is eligible for early retirement benefits under our Pension Plan, we also show the potential payments in connection with early retirement. Each of our Named Officers, except for Mr. Campbell, has an employment agreement with us that was assumed as part of our spin-off, and these agreements were not restructured as part of our 2006 compensation program. Each of these agreements is included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC.

With the exception of Mr. Fuller, the amounts shown in the tables below assume that the Named Officer’s termination occurred on December 31, 2006, and thus includes amounts earned through that date and are estimates of the potential payments that would be paid to the Named Officer. The actual payments to be paid to each Named Officer can only be determined at the time of the Named Officer’s separation from the company. Mr. Fuller’s summary describes the payments that will be made to him as a result of our elimination of the position of Chief Operating Officer after December 31, 2006, his termination of employment on January 12, 2007, and his eligibility for early retirement benefits under our Pension Plan effective August 1, 2008.

Daniel R. Hesse

In connection with our spin-off, we assumed Mr. Hesse’s employment agreement with Sprint Nextel. The stated term of Mr. Hesse’s employment agreement with us ends on June 30, 2008, unless terminated earlier by either party in accordance with the agreement. The agreement will automatically renew for additional 1-year periods unless either party provides 90-day advance written notice of termination. Mr. Hesse’s employment agreement may be terminated at any time. If we involuntarily terminate his agreement and it is not for cause or he terminates his agreement in the event of a constructive discharge, or for good reason following a change in control (or as we refer to it, a CIC) as those terms are defined in his employment agreement, he will be eligible for the additional payments and benefits described below.

Under his employment agreement, Mr. Hesse has agreed to certain restrictive post-employment covenants relating to competition, confidentiality, non-solicitation, non-disparagement and cooperation with claims, and to the forfeiture of his right to any unpaid severance benefits and all of his outstanding equity-based awards in the event of his material and willful breach. His agreement prohibits him from performing services for a competitor of ours for up to 18 months following termination of his employment and also provides that he will provide a general release to us and be entitled to receive the compensation and benefits described below following his termination of employment.

Non-CIC Termination.  If Mr. Hesse’s employment is terminated other than during the two-year period following a CIC and the termination is (i) a voluntary termination within 90 days following his constructive discharge, or (ii) an involuntary termination by us other than for cause, death or disability - Mr. Hesse is entitled to receive:

•

Earned but unpaid base salary, vacation pay and unreimbursed business expenses and any other vested benefits earned for the period, in a lump sum as soon as practicable following termination, or as we refer to it, the Earned Benefits;

•	A pro-rated payment based on his actual incentive payment under our STI program for the year of termination;

•	18 months of base salary and target opportunity under the STI program for the year in which the Non-CIC termination occurs; and

•	18 months of continued executive perquisites to the extent he has any contractual rights to receive such perquisites.

In addition, upon a Non-CIC termination he is entitled to 18 months of continued vesting of the Initial Option, the Initial RSUs and the First Annual Award, as described in his employment agreement - or as we refer to them, the Awards. To the extent not vested at the end of the 18-month period, the Initial Option and Initial RSUs will be fully vested and nonforfeitable, the unvested portion of the First Annual Award will be forfeited, and the Initial Option will remain exercisable for 3 months from the end of the 18-month period. The vesting of any other equity-based awards held by Mr. Hesse at the time of termination will be governed by the terms of the award.

CIC Termination.  If, within 2 years following a CIC, Mr. Hesse’s employment is terminated for any reason other than for cause, death or disability, or he resigns for good reason, Mr. Hesse is entitled to receive:

•	The Earned Benefits;

•

A pro-rated payment based on what we refer to as the CIC Bonus Amount (i.e., the greater of his STI target opportunity for the year in which the CIC occurs and the year in which the CIC Termination occurs);

•	24 monthly payments of base salary and CIC Bonus Amount;

•	24 months of continued executive perquisites to the extent he has any contractual rights to receive such perquisites; and

•	Certain payments relating to any excise taxes on excess parachute payments.

In addition, upon a CIC termination, he is entitled to 24 months of continued vesting of the Awards. To the extent not vested at the end of the 24-month period, the Earned Benefits will be fully vested and nonforfeitable and the Initial Options and the option portion of his First Annual Award will remain exercisable for 6 months from the end of the 24-month period. The vesting of any other equity-based awards held by Mr. Hesse at the time of termination will be governed by the terms of the award.

Other Terminations.  If Mr. Hesse’s employment is terminated by us for cause or on account of his death or disability, or voluntarily by him, he is entitled to receive the Accrued Benefits. In addition, upon termination of employment due to death or disability, the Awards will become fully vested and nonforfeitable and any stock options attributable to those Awards will continue to be exercisable for 12 months following his death and 60 months following the date of disability.

Assuming that Mr. Hesse’s employment was terminated under each of these circumstances on December 31, 2006, such payments and benefits have an estimated value of:

Termination Event	Severance Payments	STI Program Payments (1)	Value of Vested Equity Awards (2)	Accrued Benefits (3)	Excise Tax Gross-Up Payment	Total

Non-CIC Termination	$1,500,002	$3,071,352	$12,534,868	$108,313	$0	$17,214,535

CIC Termination	$2,000,003	$3,671,353	$17,750,835	$117,122	$3,329,190	$26,868,503

Death	$0	$1,271,349	$17,750,835	$59,387	$0	$19,081,571

Disability	$0	$1,271,349	$17,750,835	$77,005	$0	$19,099,189

Involuntary For Cause	$0	$0	$0	$59,387	$0	$59,387

Voluntary	$0	$1,271,349	$0	$59,387	$0	$1,330,736

1.	Includes payment made under our STI program in 2007 for 2006 performance and estimated STI payments to be made during severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during the applicable severance period and that, in the case of a CIC termination only, accelerate vesting at the end of the applicable severance period, each value calculated using the December 29, 2006 closing prices on the New York Stock Exchange of Embarq common stock ($52.56) and Sprint Nextel common stock ($18.89).

3.	Includes, as applicable, amounts for accrued, unused vacation and value of outplacement services. Also includes annual amount of company contributions for health and welfare benefits for disability termination and amounts paid during severance period for Non-CIC and CIC terminations.

Michael B. Fuller

On December 19, 2006, in connection with our elimination of the position of Chief Operating Officer and his termination of employment with the company, Mr. Fuller executed a general release and agreement, terminated his contingency employment agreement with us and we subsequently became obligated to make payments under his non-compete employment agreement. Mr. Fuller’s last day with the company was January 12, 2007. Under the general release and agreement, Mr. Fuller agreed to certain post-employment restrictive covenants relating to competition, confidentiality, non-solicitation, non-disparagement and cooperation with claims. In exchange for providing this release, we agreed to vest, on July 12, 2008 (provided he has complied with the post-employment covenants), certain portions of his 2006 equity awards that remain unvested at that date consisting of 33,050 RSUs granted in May 2006, 29,994 RSUs granted in July 2006 and adjusted under our LTI program in February 2007, and 43,043 stock options granted in July 2006.

The payments and benefits that will be paid to Mr. Fuller in connection with this event have an estimated value of:

Termination Event	Severance Payments	Short-Term Incentive Program Payments (1)	Value of Vested Equity Awards (2)	Accrued Benefits (3)	Retention Plan Payment (4)	Total

Involuntary Not for Cause Termination	$1,120,952	$1,571,724	$16,540,117	$4,054,042	$836,751	$24,123,586

1.	Includes payment made under our STI program in 2007 for 2006 performance and estimated STI payments to be made during severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during the severance period and that accelerate vesting at the end of the severance period, each value calculated using the December 29, 2006 closing prices on the New York Stock Exchange of Embarq common stock ($52.56) and Sprint Nextel common stock ($18.89).

3.	Includes present value of early retirement pension benefit, present value of Key Management Benefit Plan death benefit, company contributions for health and welfare benefits, and values of accrued, unused vacation and outplacement benefits.

4.	Represents the acceleration of final payment under the Sprint Nextel Retention Program that was paid in 2007 following completion of employment transition process.

Other Named Officers

In connection with our spin-off, we assumed the employment agreements of Mr. Betts and Mr. Gerke. Mr. Betts’s agreement continues without a stated term and Mr. Gerke’s agreement expires on his 65th birthday. Each agreement may be terminated at any time by either party. If we involuntarily terminate the agreement and it is not for cause or the Named Officer terminates his agreement in the event of a constructive discharge, or for good reason following a CIC as those terms are defined in each officer’s employment agreement, he will be eligible for the additional payments and benefits described below.

Under each of their agreements, each of Mr. Betts and Mr. Gerke has agreed to certain restrictive post-employment covenants relating to competition, confidentiality, non-solicitation, and non-disparagement, and to the forfeiture of his right to any unpaid severance benefits and all of his outstanding equity-based awards in the event of his material and willful breach. Each agreement prohibits the Named Officer from performing services for a competitor of ours for up to 18 months following termination of his employment and also provides that the Named Officer will release us from certain claims and receive the compensation and benefits described below following his termination of employment, except as otherwise described below following a CIC termination.

Gene M. Betts

Non-CIC Termination.  If Mr. Betts’s employment is terminated by us other than for cause, death or disability or by him in the event of constructive discharge - whether or not there has been a CIC - Mr. Betts is entitled to receive:

•	18 months of base salary payments and incentive payments (based on actual results up to his target opportunity) under our STI program for the year in which the termination occurs;
•	18 months of continued executive perquisites to the extent he has any contractual rights to receive such perquisites; and
•	Accrued vacation.

CIC Termination.  If Mr. Betts’s employment is terminated by us following a CIC other than for cause, death or disability, or by him in the event of constructive discharge or a relocation of his office from the greater Kansas City area, he is entitled to receive the compensation described above and he will not be bound by the restrictive covenants described above except for the covenant regarding confidentiality.

Other Terminations.  If Mr. Betts’s employment is terminated by us for cause or on account of his death or disability, or voluntarily by him, he is entitled to receive benefits in accordance with the terms of the applicable employee benefit plans, but is not entitled to the compensation described above.

Assuming that Mr. Betts’s employment was terminated under each of these circumstances on December 31, 2006, such payments and benefits have an estimated value of:

Termination Event	Severance Payments	Short- Term Incentive Program Payments (1)	Value of Vested Equity Awards (2)	Accrued Benefits (3)	Total

Non-CIC Termination	$637,503	$782,131	$3,032,584	$1,096,271	$5,548,489

CIC Termination	$637,503	$782,131	$3,991,284	$1,433,594	$6,844,512

Death	$0	$335,879	$4,105,666	$1,411,010	$5,852,555

Disability	$0	$335,879	$4,105,666	$1,789,804	$6,231,349

For Cause	$0	$0	$0	$309,234	$309,234

Voluntary	$0	$335,879	$0	$615,350	$951,229

1.	Includes payment made under our STI program in 2007 for 2006 performance and estimated STI payments to be made during severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during the applicable severance period and that, in the case of a CIC termination only, accelerate vesting at the end of the applicable severance period, each value calculated using the December 29, 2006 closing prices on the New York Stock Exchange of Embarq common stock ($52.56) and Sprint Nextel common stock ($18.89).

3.	Includes, as applicable, present value of pension benefit, value of Key Management Benefit Plan benefit, and values of accrued, unused vacation and outplacement benefits. Also includes annual amount of company contributions for health and welfare benefits for disability termination and amounts paid during severance period for Non-CIC and CIC terminations.

Thomas A. Gerke

Non-CIC Termination.  If Mr. Gerke’s employment is terminated by us other than for cause, death or disability, or by him for good reason, he is entitled to receive:

•	Base salary payments for the earlier to occur of 18 months or until his 65th birthday;
•	A payment (based on actual results up to his target opportunity) under our STI program for the year in which the termination occurs;
•	A prorated payment under our STI program during his severance period based on his STI target opportunity;
•	18 months of continued executive perquisites to the extent he has any contractual rights to receive such perquisites; and
•	Accrued vacation.

CIC Termination.  If Mr. Gerke’s employment is terminated by us within 2 years following a CIC other than for cause or disability or by him for good reason, he is entitled to receive the compensation described above for a severance period that ends on the earlier of 24 months or his 65th birthday. Furthermore, if his employment is terminated by us within 1 year following a CIC other than for cause or disability or by him for good reason, he is entitled to receive the compensation described above and he will not be bound by the restrictive covenant regarding non-competition.

Other Terminations.  If Mr. Gerke’s employment is terminated by us for cause or on account of his death or disability, or voluntarily by him, he is entitled to receive his prorated base salary, payments under our STI program and accrued vacation through his last day of employment and other benefits in accordance with the terms of the applicable employee benefit plans, but is not entitled to the compensation described above.

Assuming that Mr. Gerke’s employment was terminated under each of these circumstances on December 31, 2006, such payments and benefits have an estimated value of:

Termination Event	Severance Payments	Short- Term Incentive Program Payments (1)	Value of Vested Equity Awards (2)	Accrued Benefits (3)	Total

Non-CIC Termination	$694,502	$852,062	$5,761,058	$438,439	$7,746,061

Post-CIC Termination	$926,003	$1,014,112	$7,179,495	$470,340	$9,589,950

Death	$0	$365,910	$7,386,660	$221,708	$7,974,278

Disability	$0	$365,910	$7,386,660	$928,389	$8,680,959

For Cause	$0	$0	$0	$139,173	$139,173

Voluntary	$0	$365,910	$0	$299,031	$664,941

1.	Includes payment made under our STI program in 2007 for 2006 performance and estimated STI payments to be made during severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during the applicable severance period and that, in the case of a CIC termination only, accelerate vesting at the end of the applicable severance period, each value calculated using the December 29, 2006 closing prices on the New York Stock Exchange of Embarq common stock ($52.56) and Sprint Nextel common stock ($18.89).

3.	Includes, as applicable, present value of pension benefit, company contributions for health and welfare benefits, and values of accrued, unused vacation and outplacement benefits. Also includes annual amount of company contributions for health and welfare benefits for disability termination and amounts paid during severance period for Non-CIC and CIC terminations.

Harrison S. Campbell

Mr. Campbell does not have an employment agreement with us. In the event of his termination of employment, Mr. Campbell will receive certain payments and benefits in accordance with the terms of our severance plan and other benefit plans that apply to executives and other employees. Assuming that Mr. Campbell’s employment was terminated under each of these circumstances on December 31, 2006, such payments and benefits have an estimated value of:

Termination Event	Severance Payments	Short-Term Incentive Program Payments (1)	Value of Vested Equity Awards (2)	Retention Plan Payment (3)	Accrued Benefits (4)	Total

Non-CIC Termination	$397,802	$537,151	$2,398,856	$164,000	$245,790	$3,743,599

Post-CIC Termination	$397,802	$537,151	$3,865,490	$164,000	$245,790	$5,210,233

Death	$0	$314,383	$4,092,320	$0	$181,873	$4,588,576

Disability	$0	$314,383	$4,092,320	$0	$749,868	$5,156,571

For Cause	$0	$0	$0	$0	$94,364	$94,364

Voluntary	$0	$314,383	$0	$0	$168,947	$483,330

1.	Includes payment made under our STI program in 2007 for 2006 performance and estimated STI payments to be made during severance period.

2.	Value represents (a) the value of RSUs and (b) the intrinsic value of stock options, that continue to vest during the applicable severance period and that, in the case of a CIC termination only, accelerate vesting at the end of the applicable severance period, each value calculated using the December 29, 2006 closing prices on the New York Stock Exchange of Embarq common stock ($52.56) and Sprint Nextel common stock ($18.89).

3.	Represents final Sprint Nextel Retention Plan payment.

4.	Includes, as applicable, present value of pension benefit and values of accrued, unused vacation and outplacement benefits. Also includes annual amount of company contributions for health and welfare benefits for disability termination and amounts paid during severance period for Non-CIC and CIC terminations.

COMPENSATION OF DIRECTORS

Our director compensation program, approved by our Board of Directors, pays each non-employee director: (1) an annual cash retainer of $50,000, and (2) a fee equal to $1,500 for each Board meeting (or any meeting of a Board committee on which a non-employee director is a member or an invited guest) the eligible director personally attends, and $750 for each meeting which the eligible director attends by telephone. Our Audit Committee Chair receives an additional annual retainer of $15,000 and any other committee Chair (including special committees) receives an additional annual retainer of $10,000. Our Lead Independent Director receives an additional annual retainer of $20,000. All cash compensation is paid quarterly and all retainers are prorated for the period of service provided during the quarter.

Our director compensation program also provides each of our non-employee directors:

•

An award of Embarq RSUs with a grant date value of $150,000, in connection with his or her initial election to the Board of Directors, which vest in full upon our third regular annual meeting of shareholders following the grant date and with prorated acceleration of vesting in the event of a change in control or the director’s death, disability, retirement, or involuntary separation from the Board; and

•

An award of Embarq RSUs with a grant date value of $75,000, on or about the date of each annual meeting of shareholders, which vest in full upon the first annual shareholders’ meeting following the grant. With respect to this annual RSU grant, vesting also will be accelerated in full in the event of a change in control or the director’s death, disability, retirement, or involuntary separation from the Board.

•

An annual telecommunications allowance of up to $6,000, which covers services, equipment and tax gross-ups. We provide this allowance so that our directors will have an opportunity to use and provide feedback on our products and services.

Our director compensation program will remain in effect until changed by our Board of Directors.

2006 Director Compensation Table

The following tables set forth the compensation paid to our non-employee directors during 2006, including a breakdown of fees. Mr. Hesse is our only director who is an employee of Embarq, and his compensation is reported in our Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(2)	Total ($)
Peter C. Brown	$50,583	$25,889	$0	$0	$0	$0	$76,472
Steven A. Davis	$47,583	$25,889	$0	$0	$0	$0	$73,472
John P. Mullen	$45,333	$25,889	$0	$0	$0	$0	$71,222
William A. Owens	$65,333	$25,889	$0	$0	$0	$0	$91,222
Dinesh C. Paliwal	$46,083	$25,889	$0	$0	$0	$0	$71,972
Stephanie M. Shern	$64,333	$25,889	$0	$0	$0	$168(3)	$90,390
Laurie A. Siegel	$57,250	$25,889	$0	$0	$0	$0	$83,139

1.	Reflects an initial equity grant of 3,720 RSUs approved by the Compensation Committee on July 28, 2006. Amounts reported are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R. The number of RSUs granted were determined using a grant date value of $150,000 using the Compensation Committee’s methodology discussed in “Other Matters - Equity Grant Practices.” The SFAS 123R grant date fair value of each initial equity grant is $167,623. Assumptions made in the FAS 123R valuation of the RSUs granted to our directors are described in detail in Footnote 6 to the Consolidated Financial Statements included as part of the Annual Report on Form 10-K for the year ended December 31, 2006.

2.	Directors are eligible for tax gross-ups on the annual telecommunications allowance, but we did not yet pay tax gross-ups to any director in 2006.

3.	Reflects cash settlement of 10 Sprint Nextel RSUs granted to all employees and members of the Sprint Nextel Board of Directors.

Individual Fees Table

	Meetings				Retainers
Directors	Board	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Director	Lead Independent Director	Audit Committee Chair	Compensation Committee Chair	Nominating & Corporate Governance	Total
Peter C. Brown	$6,000	$7,500	$750	$3,000	$33,333	$0	$0	$0	$0	$50,583
Steve A. Davis	$6,000	$7,500	$750	$0	$33,333	$0	$0	$0	$0	$47,583
John P. Mullen	$5,250	$6,000	$750	$0	$33,333	$0	$0	$0	$0	$45,333
William A. Owens	$6,000	$750	$2,250	$3,000	$33,333	$13,333	$0	$0	$6,667	$65,333
Dinesh C. Paliwal	$6,000	$750	$6,000	$0	$33,333	$0	$0	$0	$0	$46,083
Stephanie M. Shern	$6,000	$7,500	$7,500	$0	$33,333	$0	$10,000	$0	$0	$64,333
Laurie A. Siegel	$6,000	$750	$7,500	$3,000	$33,333	$0	$0	$6,667	$0	$57,250

STOCK OWNERSHIP INFORMATION

Stock Ownership of Certain Beneficial Owners

As of March 5, 2007, our records and other information available to us, including public filings with the SEC, indicate that the following stockholders were beneficial owners of more than 5 percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Vote

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	8,615,612 (1)	5.77%	5.00%

Capital Research and Management Co. 333 South Hope Street Los Angeles, CA 90071	12,933,440 (2)	8.70%	6.76%

1.	Beneficial and percentage ownership information is based on information contained in the Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors, NA on behalf of itself and affiliated persons and entities. The Schedule 13G contains the following information regarding beneficial ownership of shares: Barclays Global Investors, NA, has sole voting power with respect to 4,991,064 shares and sole dispositive power with respect to 6,124,362 shares; Barclays Global Fund Advisors has sole voting and sole dispositive power with respect to 1,550,258 shares; Barclays Global Investors, LTD has sole voting and sole dispositive power with respect to 713,138 shares; Barclays Global Investors Japan Trust and Banking Company Limited has sole voting and sole dispositive power with respect to 149,061 shares; and Barclays Global Investors Japan Limited has sole voting and sole dispositive power with respect to 78,793 shares.

2.	Beneficial and percentage ownership is based on information contained in the Schedule 13G filed with the SEC on February 12, 2007 by Capital Research and Management Company on behalf of itself. The Schedule 13G contains the following information regarding beneficial ownership of shares: Capital Research and Management Company has sole voting power with respect to 10,098,680 shares and sole dispositive power with respect to 12,933,440 shares.

Stock Ownership of Directors and Executive Officers

In general, “beneficial ownership” includes those shares a director, director nominee, or executive officer has sole or shared power to vote or transfer, and shares underlying stock options that are exercisable currently or within 60 days and RSUs that are expected to vest within 60 days. The table below shows the number of shares of common stock beneficially owned on December 31, 2006, by our directors, director nominees, and executive officers.

Name of Beneficial Owner	Common Stock	Shares Underlying Exercisable Stock Options and RSUs Vesting on or before March 1, 2007(1)	Percent of Class(2)	Shares Represented by RSUs (3)
Gene M. Betts	169	272,114	*	43,273
Peter C. Brown	-	-	*	3,720
Harrison S. Campbell	905	45,190	*	31,988
Steven A. Davis	-	-	*	3,720
Michael B. Fuller	8,309	901,334	*	162,090
Thomas A. Gerke	2,695	240,730	*	66,107
Daniel R. Hesse	-	158,367	*	259,908
Thomas J. McEvoy	1,894	160,662	*	41,623
John P. Mullen	-	-	*	3,720
William A. Owens	-	-	*	3,720
Dinesh C. Paliwal	-	-	*	3,720
Stephanie M. Shern	861	-	*	3,720
Laurie A. Siegel	-	-	*	3,720
			*
Directors and Executive Officers as a group (18 persons)	24,946	2,226,057	1.48%	712,640

1.	Represents shares underlying stock options that were or became exercisable and RSUs that vested on or before March 1, 2007.

2.	An “*” indicates that a beneficial owner owns less than 1 percent of the class.

3.	Represents unvested RSUs with respect to which we expect to issue the underlying shares of our common stock after the RSUs vest. There are no voting rights with respect to these RSUs. These amounts do not include any RSUs covered by footnote 1.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on Proxy Card)

Our Audit Committee has voted to appoint KPMG LLP as our independent registered public accounting firm to examine our consolidated financial statements for the year ending December 31, 2007. Our shareholders are asked to ratify that appointment at our annual meeting. As required by its charter, our Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

Representatives of KPMG LLP will be present at our annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of KPMG LLP is not ratified at the meeting, our Audit Committee will consider the selection of another independent registered public accounting firm.

Fees Paid to KPMG LLP

The following summary describes the fees billed or expected to be billed to Embarq by KPMG LLP for professional services rendered for the fiscal year ended December 31, 2006.

Audit Fees.  For professional services rendered for the audit of Embarq’s 2006 consolidated financial statements and financial statements of certain subsidiaries and the review of interim financial statements included in Embarq’s 2006 quarterly reports on Form 10-Q, KPMG LLP billed Embarq a total of $3,140,500.

Audit-Related Fees.  For professional audit-related services rendered, KPMG LLP billed Embarq a total of $15,000 in 2006. Audit-related services generally included other attestation services.

Tax Fees and All Other Fees.  In 2006, KPMG LLP did not perform any professional tax services or any other services in addition to those described above.

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies and procedures concerning Embarq’s independent registered public accounting firm, including the pre-approval of services to be provided. The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services. The Audit Committee may delegate pre-approval authority to one or more of its members, provided, that details of any of services provided under any delegation are provided to the full Audit Committee at its next regular meeting. Embarq’s independent registered public accounting firm is generally prohibited from providing certain non-audit services, which is more restrictive than the regulations implementing the Sarbanes-Oxley Act. Any permissible non-audit service must be specifically pre-approved in advance by the Audit Committee.

In 2006, 100% of the services provided by KPMG LLP for Embarq and its subsidiaries were pre-approved by the Embarq Audit Committee, or, in the case of the review of the first and second quarter interim financial statements, by the Sprint Nextel Audit Committee. Following our spin-off from Sprint Nextel, the Embarq Audit Committee ratified the retention of KPMG LLP and related fee approval by the Sprint Nextel Audit Committee relating to the first and second quarter interim review.

Our Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP in this Proposal 2.

OTHER MATTERS TO COME BEFORE THE MEETING

We do not intend to present any other matters at the annual meeting of shareholders, and we do not know of any matters to be presented at the annual meeting by others. If, however, any other matters are properly presented at the annual meeting, the persons named in on your proxy card will vote your shares represented thereby in accordance with the judgment of management on any such matter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require our directors and certain of our executive officers to file reports of their holdings and transactions in our common stock with the SEC. Based upon our records and other information, we believe that all required filings were made in a timely manner, with the exception of a filing dated May 23, 2006 for Daniel R. Hesse. This amended Form 4 corrected the number of RSUs granted to Mr. Hesse in relation to our spin-off from Sprint Nextel, and was filed two business days later than required. The initial Form 4 was filed on May 19, 2006, within two business days of the reportable transaction.

FUTURE PROPOSALS OF SHAREHOLDERS

If you wish to submit a shareholder proposal, nominate a person for election to the Board of Directors or bring a matter before our 2008 annual meeting of shareholders, our Bylaws require you to notify us in writing no earlier than 150 days and no later than 120 days before March 15, 2008, which is the first anniversary of the mailing of materials for our 2007 annual meeting.

All shareholder proposals properly submitted will be referred to and evaluated by the independent committee of our Board of Directors responsible for the subject matter of the proposal. If no independent committee has responsibility for the subject matter, the Nominating and Corporate Governance Committee will evaluate the proposal. Upon recommendation of the responsible committee, our Board will determine whether the shareholder proposal is in our best interest. We will state our recommendation and the rationale for our recommendation regarding each shareholder proposal included in our annual proxy statement.

Notices and proposals should be sent to our Corporate Secretary at 5454 W. 110th Street, Overland Park, KS, 66211.

2007 Embarq Annual Meeting

Location:	Overland Park Convention Center
6000 College Blvd.
Overland Park, Kansas 66211

Directions:	From Kansas City International Airport (approximately 30 miles)

• Take 435 West

• Take 435 South (which turns into 435 East)

• Right on Metcalf Exit (#169)

• Left on College Blvd.

• Left on Woodson

Printed on recycled paper.

C/O UMB BANK P.O. BOX 419064 KANSAS CITY, MO 64141

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Embarq Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Embarq Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EMBAR1	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EMBARQ CORPORATION

Vote on Directors

1.	To elect the nominees listed below, and each of them, as Directors.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01)	Peter C. Brown	05)	William A. Owens	☐	☐	☐
	02)	Steven A. Davis	06)	Dinesh C. Paliwal
	03)	Daniel R. Hesse	07)	Stephanie M. Shern
	04)	John P. Mullen	08)	Laurie A. Siegel

Vote on Proposal								For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year.							☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting. ☐ ☐

				Yes No

	Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)			Date

Embarq 2007 Annual Meeting of Shareholders

Thursday, April 26, 2007

10:00 a.m. Central Daylight Time

Overland Park Convention Center

6000 College Boulevard

Overland Park, KS 66211

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on April 26, 2007

The undersigned hereby appoints Gene M. Betts, Thomas A. Gerke and Daniel R. Hesse, and each of them, with full power of substitution, as proxies, to vote all the shares of common stock of Embarq Corporation that the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders to be held April 26, 2007, and any adjournment thereof, upon the matters set forth, and at their discretion upon any other matters that may properly come before the meeting.

This Proxy, if signed and returned, will be voted as specified. If this card is signed and returned without specifications, the shares will be voted FOR the election of the director nominees and FOR Proposal 2.

Participants in Embarq Retirement Savings Plan:

By signing on the reverse or by voting by phone or Internet, you direct Fidelity Management Trust Company, the Trustee of the plan, to vote as indicated on the front of this card, the number of shares of Embarq Common Stock credited to this account at the Annual Meeting of Shareholders to be held on April 26, 2007, and at any adjournment thereof. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares upon the matters set forth, and at their discretion upon any other matters that may properly come before the meeting.

These confidential voting instructions will be seen only by authorized representatives of the Trustee.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)